UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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TriCo Bancshares
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TriCo Bancshares 63 Constitution Drive Chico, California 95973 Phone: (530) 898-0300

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

To Our Shareholders:

On Tuesday, May 9, 2013, TriCo Bancshares will hold its annual meeting of shareholders at its headquarters located at 63 Constitution Drive, Chico, California. The meeting will begin at 5:00 p.m. Pacific Time.

Shareholders who owned shares of our stock at the close of business on March 15, 2013, may attend and vote at the meeting. At the meeting, shareholders will be asked to:

1.	Elect nine directors for terms expiring at the 2014 annual meeting of shareholders.

2.	Approve an amendment to our 2009 equity incentive plan.

3.	Approve an advisory resolution concerning the compensation of our executives.

4.	Ratify the selection of Crowe Horwath LLP as our principal independent auditor for 2013.

5.	Attend to any other business properly presented at the meeting.

We do not know of any other business that will come before the meeting. In order to vote without attending the meeting, you may sign and date the enclosed proxy and voting instruction card and return it in the postage prepaid envelope.

A copy of our 2012 annual report is enclosed. We are mailing these proxy materials to shareholders beginning on or about April 3, 2013.

As a shareholder, your vote is important. Whether or not you plan to attend the annual meeting in person, it is important that you vote as soon as possible to ensure that your shares are represented. We request that all shareholders be present at the meeting in person or by proxy to ensure that we have a quorum.

By Order of the Board of Directors,

Secretary

Chico, California

April 3, 2013

YOUR VOTE IS IMPORTANT TO TRICO BANCSHARES.

Regardless of whether you plan to attend the meeting in person, we urge you to vote in favor of each of the proposals as soon as possible.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 9, 2013

TriCo’s Annual Report on Form 10-K for the period ending December 31, 2012 and the 2013 Proxy Statement are available at www.tcbk.com/about/investor-relations/sec-filings/.

PROXY STATEMENT TABLE OF CONTENTS

QUESTIONS AND ANSWERS

1.	Q: Why am I receiving these materials?

A:	The Board of Directors of TriCo Bancshares is providing these proxy materials to you in connection with its annual meeting of shareholders which will take place on May 9, 2013. As a shareholder, you are invited to attend the meeting and may vote on the proposals described in this proxy statement.

2.	Q: What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the meeting, the voting process, the compensation of our directors and executive officers and certain other required information. Our 2012 Annual Report is also enclosed.

3.	Q: Who may vote at the meeting?

A:	Only shareholders of record at the close of business on the record date of March 15, 2013 may vote at the meeting. As of the record date, 16,005,191 shares of our common stock were issued and outstanding. Each shareholder is entitled to one vote for each share of common stock held on the record date.

4.	Q: What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	Most shareholders hold shares through a stockbroker, bank or other nominee rather than directly in their own name. The distinctions between shares held of record and shares owned beneficially are summarized below.

Shareholder of Record

If your shares are registered directly in your name with our transfer agent, Computershare, you are considered to be the shareholder of record of those shares and these proxy materials are being sent directly to you by TriCo. As the shareholder of record, you have the right to vote by proxy or to vote in person at the meeting. In that case, we have enclosed a proxy card for you to use.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or nominee which is considered to be the shareholder of record of those shares. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the meeting. If you wish to vote these shares at the meeting, you must contact your bank or broker for instructions. Your broker or bank has enclosed a voting instruction card for you to use in directing the broker or bank how to vote your shares for you.

5.	Q: What may I vote on at the meeting?

A:	You may vote to elect nine nominees to serve on our Board of Directors for terms expiring at the next annual meeting, on a proposal to amend our 2009 equity incentive plan, on an advisory proposal concerning our executive compensation and to ratify the selection of Crowe Horwath LLP as our principal independent auditor for 2013.

6.	Q: How does the Board of Directors recommend I vote?

A:	The Board of Directors recommends that you vote your shares (1) FOR each of the nine director nominees named in this proxy statement, (2) FOR approval of the amendment to our 2009 equity incentive plan, (3) FOR approval, on an advisory basis, of the compensation of our executives as disclosed in this proxy statement and (4) FOR ratification of Crowe Horwath LLP as our principal independent auditor for 2013.

7.	Q: How can I vote my shares?

A:	You may vote either in person at the meeting or by appointing a proxy. Please refer to the instructions included on your proxy card to vote by proxy. If you hold your shares through a bank, broker or other nominee, then you may vote by the methods your bank or broker makes available, using the instructions the bank or broker has included with this proxy statement.

8.	Q: How are votes counted?

A:	In the election of directors, you may vote FOR all of the director nominees or your vote may be WITHHELD with respect to one or more nominees. In addition, under California law and our bylaws, you may cumulate your votes in the election of the directors by following the procedures described at “Corporate Governance, Board Nomination and Board Committees—Nomination and Election of Directors.” If the proxy is marked FOR all of the director nominees or not marked with respect to election of directors, authority will be granted to the persons named in the proxy to cumulate votes if they so choose and to allocate votes among the nominees in such a manner as they determine is necessary in order to elect all or as many of the nominees as possible.

You may vote FOR, AGAINST or ABSTAIN from voting with respect to the proposal to amend out 2009 equity incentive plan, the advisory proposal concerning executive compensation and the ratification of Crowe Horwath LLP as our principal independent auditor for 2013.

9.	Q: How are abstentions and broker non-votes treated?

A:	Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the meeting. Abstentions will not impact the election of directors but will have the same effect as a vote against each of the other proposals. Broker non-votes will not be counted as shares voting on the proposals.

10.	Q: Can I change my vote?

A:	You have the right to revoke your proxy at any time before the meeting by:

•	providing written notice to TriCo’s corporate secretary and voting in person at the meeting, or

•	appointing a new proxy before the meeting begins.

Attending the meeting will not by itself revoke a proxy unless you specifically revoke your proxy in writing. If you are a beneficial owner, you must follow the instructions provided by your broker, bank or other nominee to change your vote.

11.	Q: What if I own shares through TriCo’s Employee Stock Ownership Plan and Trust?

A:	For present or past employees of TriCo, your proxy includes any shares held in your account under our employee stock ownership plan and trust.

12.	Q: What does it mean if I get more than one proxy card?

A:	If your shares are registered differently and are held in more than one account, then you will receive more than one card. Be sure to vote all of your accounts so that all of your shares are voted. We encourage you to have all accounts registered in the same name and address. If you are a shareholder of record, you can accomplish this by contacting Computershare Trust Company, N.A., P.O. Box 43078, Providence, RI 02940-3078, telephone 1-800-676-0712.

13.	Q: Who may attend the meeting?

A:	All shareholders who owned shares of our common stock on March 15, 2013, may attend the meeting. You may indicate on the enclosed proxy card if you plan to attend the meeting.

14.	Q: How will voting on any other business be conducted?

A:

We do not know of any business to be considered at the meeting other than election of nine directors, the proposal to amend the 2009 equity incentive plan, the advisory vote on the compensation of our executives and the ratification of Crowe Horwath LLP as our principal independent auditor for 2013. If any other business is properly presented at the meeting and Trico did not have notice of such proposal before March 2, 2013, your proxy gives Richard P. Smith, our president and chief executive officer, and Richard O’Sullivan, executive vice president of our subsidiary, Tri Counties Bank, authority to vote on these matters in their discretion.

15.	Q: Where and when will I be able to find the results of the voting?

A:	The results of the voting will be announced at the meeting. We will also publish the final results in a report on Form 8-K to be filed with the Securities and Exchange Commission following the meeting.

16.	Q: Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within TriCo or to third parties except:

•	as necessary to meet applicable legal requirements,

•	to allow for the counting and certification of votes, or

•	to help our Board solicit proxies.

17.	Q: When are shareholder proposals for the 2014 annual meeting due?

A:	All shareholder proposals to be considered for inclusion in our proxy statement for the 2014 annual meeting must be received at our principal office by December 4, 2013. Shareholder nominations for directors must be received by our president as described at “Corporate Governance, Board Nomination and Board Committees—Nomination and Election of Directors.”

18.	Q: Who will bear the cost of soliciting proxies for the meeting and how will these proxies be solicited?

A:	We will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials, including the charges and expenses of brokers, banks, nominees and other fiduciaries who forward proxy materials to their principals. Proxies may be solicited by mail, in person, by telephone or by electronic communication by our officers and employees who will not receive any additional compensation for these solicitation activities.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

1.	Election of Directors

Nine directors will be elected this year for terms expiring at our annual meeting in 2014. Each nominee is currently serving as a director of TriCo. The nominees for election are:

Donald J. Amaral	William J. Casey	Craig S. Compton
L. Gage Chrysler III	Cory W. Giese	John S. A. Hasbrook
Michael W. Koehnen	Richard P. Smith	W. Virginia Walker

Carroll R. Taresh, who has been a director since 1998, will retire at the annual meeting and has not been nominated for reelection, consistent with our Nominating and Corporate Governance Committee’s policy that no nominees may be 75 years of age or older the time of election to the Board.

Brief biographies of the director nominees are found at “Board of Directors.” These biographies include each nominee’s age, business experience and the names of publicly held and certain other corporations of which they are also directors. Unless stated otherwise, each director has been engaged in his present occupation for at least the past five years. The biographies also describe the experience, qualifications, attributes or skills that led us to conclude that each nominee should serve as a director of the company.

The nine nominees receiving the most affirmative votes cast at the meeting will be elected as directors assuming a quorum is present. Consequently, any shares not voted at the meeting, whether by abstention or otherwise, will have no effect on the election of directors. If any of the nominees should unexpectedly decline or become unable to serve, the proxies we are soliciting may be voted for a substitute nominee or the Board may reduce the size of the Board.

Shareholders may cumulate their votes when electing directors. To do so, you must follow the procedures set forth in our bylaws which are described at “Corporate Governance, Board Nomination and Board Committees—Nomination and Election of Directors.”

The Board recommends a vote FOR the election of all nine nominees.

2.	Amendment to 2009 Equity Incentive Plan

We are requesting that shareholders approve an amendment to our 2009 equity incentive plan that would (1) increase the number of shares of common stock available for awards under the plan by 1,000,000 shares and (2) increase the annual limit on the number of shares underlying awards that may be granted to any single participant to 300,000.

If the amendment is approved, the 1,000,000 additional shares would be available for the grant of awards to our employees, directors and consultants, as provided by the plan. These awards include stock options, including incentive stock options, restricted stock, stock awards and stock appreciation rights, including grants of performance-based awards intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code in order to preserve the deductibility of these awards for federal income tax purposes.

The 2009 plan, which shareholders approved in 2009, currently authorizes the issuance of up to 650,000 shares as or pursuant to awards. The amendment would increase that number to 1,650,000. As of March 15, 2013, we had granted awards for with respect to 597,000 shares, a portion of which are subject to continued vesting requirements, and 64,500 shares remained available for additional awards under the current plan, including 12,000 shares underlying options that had been forfeited. If shareholders approve the proposed amendment, a total of 1,064,500 shares would remain available for future awards under the plan.

The 2009 plan currently provides that no participant may receive awards for more than 65,000 shares of common stock during any year. If shareholders approve the proposed amendment to the 2009 plan, this limit would increase to 300,000 per year. In addition, if shareholders approve the proposed amendment to the 2009 plan, the 300,000 per year per participant limitation will also apply to the grant of stock options and stock appreciation rights.

A description of the 2009 Equity Incentive Plan begins on page 22 under the heading “2009 Equity Incentive Plan.” Approximately 19 employee, directors and consultants are currently eligible to receive grants of awards under the 2009 plan. We have not made a decision about how additional awards will be granted under the plan.

The Board of Directors believes that the amendment is in the best interests of TriCo and our shareholders because equity awards granted under the 2009 plan help to attract, motivate and retain employees, directors and consultants while aligning compensation with TriCo’s performance and increases in shareholder value. Increasing the number of shares available for grant under the 2009 plan will allow us to continue using this important component of our compensation program. In particular, the proposed increase in the annual limit on awards that may be granted to any participant could be important if we decide to hire a new executive officer or officers.

The proposal to amend the 2009 plan will be approved if shareholders representing a majority of the outstanding shares of our common stock vote are cast in favor of approval.

The Board recommends a vote FOR the proposal to amend the 2009 equity incentive plan.

3.	Advisory Vote Concerning Executive Compensation

We are asking our shareholders to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement. At the meeting, shareholders will have the opportunity to endorse or not endorse our executive compensation programs through an advisory (nonbinding) vote on the compensation of our named executive officers as disclosed in this proxy statement.

Detailed information about the compensation of our executive officers is included in the sections titled “Compensation of Named Executive Officers” beginning on page 20 and Compensation Discussion and Analysis,” beginning on page 38. Our executive compensation programs are designed to attract and retain well-qualified executives and to link executive officer compensation to and to reward executive officers for the company’s financial performance and the creation of shareholder value. We believe that our executive compensation programs achieve these objectives.

The Board will consider the proposal to be adopted if a majority of the shareholders present and voting on the proposal vote in favor of the proposal. As an advisory vote, this proposal is not binding on TriCo. However, our Board of Directors and our compensation and management succession committee value the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions regarding the our named executive officers.

The Board recommends a vote FOR approval of the advisory proposal to approve our executive compensation program as described in this proxy statement.

4.	Ratification of Selection of Principal Independent Auditor

Our audit committee has selected the firm of Crowe Horwath LLP as our principal independent auditor for 2013. Crowe Horwath served as our principal independent auditor for 2012.

The affirmative vote of a majority of those shareholders present and voting will ratify the selection of Crowe Horwath as our principal independent auditor. If shareholders fail to ratify the appointment of Crowe Horwath LLP, the audit committee will reconsider whether or not to retain that firm. Even if appointment is ratified, the audit committee in its discretion may direct the appointment of a different principal independent auditor at any time.

The following audit services were performed by Crowe Horwath for the year ended December 31, 2012:

•	examination of our financial statements and our employee benefit plans,

•	services related to our filings with the Securities and Exchange Commission, and

•	consultation on matters related to accounting, financial reporting, tax returns, internal controls and regulatory compliance.

Additional information concerning Crowe Horwath’s services for TriCo in 2012 can be found at “Principal Independent Auditor” and “Report of the Audit Committee.”

The Board recommends a vote FOR the ratification of Crowe Horwath LLP as our principal independent auditor for 2013.

BOARD OF DIRECTORS

The following nine persons are nominated for election as directors at our annual meeting. Each currently serves as a member of the Board of Directors of both TriCo Bancshares and Tri Counties Bank, TriCo’s wholly owned subsidiary. These directors also serve on committees of the Board of Directors of Tri Counties Bank in addition to the TriCo Board committees discussed below.

William J. Casey

William J. Casey, age 68, has been a director since 1989. He is the chairman of our Board of Directors, chairman of our compensation and management succession committee, chairman of our nominating and corporate governance committee and a member of our audit committee. Mr. Casey has been a self-employed healthcare consultant since 1983. Mr. Casey has an MPA degree from the University of Southern California. He has served on the audit committees of other public companies. Mr. Casey is Mr. Giese’s father-in-law.

We have nominated Mr. Casey because we believe that his leadership qualities, knowledge and experience on the boards of other public companies are important to the Board’s effectiveness and in his role as Chairman. In addition, his knowledge of corporate governance, finance and accounting matters make him well-suited to serve on our nominating and corporate governance committee and our audit committees.

Donald J. Amaral

Donald J. Amaral, age 60, has been a director since 2003. Mr. Amaral is chairman of our audit committee and a member of our compensation and management succession committee and our nominating and corporate governance committee. He was chairman and chief executive officer of Coram Healthcare Corporation, a home infusion therapy company, from 1995 to 1999. Mr. Amaral has a Bachelor’s degree in accounting and an MBA degree. Retired since 1999, he served as chief executive officer and chief financial officer of various companies for over 25 years.

We have nominated Mr. Amaral because his education, knowledge and experience allow him to provide the Board with insight regarding financial and accounting matters and to serve on our audit committee as an audit committee financial expert. In addition we believe that his professional experience and leadership qualities contribute to the effectiveness of the Board and the committees on which he serves.

L. Gage Chrysler III

L. Gage Chrysler III, age 59, has been a director since 2008. Mr. Chrysler has been with Modern Building, Inc., a construction company, since 1978 and currently serves as its president and chief executive officer. He also serves as a director of the Salvation Army Advisory Board, Mid Valley Title and CSUC Chico Alumni Association, Chico Chapter. Mr. Chrysler has a Bachelor’s degree in business specializing in finance.

We nominated Mr. Chrysler because of his leadership experience and community involvement. In addition, his experience in construction allows him to provide valuable insights to the Board concerning construction lending and the state of the construction industry and real estate markets generally.

Craig S. Compton

Craig S. Compton, age 57, has been a director since 1989. Mr. Compton is a member of our compensation and management succession committee and our nominating and corporate governance committee. He has served as the president, chief executive officer and chief financial officer of AVAG, Inc., an aerial application business, for over 20 years and has been a principal in his family rice farming partnership for over 23 years. Mr. Compton is also the owner of A&P Helicopters, a commercial helicopter business. He is a director of Environmental Alternatives Foster Care Agency. He holds a B.S. in Business Administration from California State University, Chico.

We nominated Mr. Compton based on his leadership experience and community involvement. His business background as a chief executive officer, chief financial officer and business owner contribute to his effective service as a board member and as a member of our compensation and management succession committee and our nominating and corporate governance committee.

Cory W. Giese

Cory W. Giese, age 34, has been a director since February, 2013. Mr. Giese is a member of our audit committee. Mr. Giese is a certified public accountant and owns and operates an accounting firm in Truckee, California. He also serves as controller for Squaw Valley Academy, Inc., a boarding school, and for several privately held real estate investment entities. He holds a B.S. in Business Administration from California State University, Chico and a Master of Accounting from Washington State University. Mr. Giese is Mr. Casey’s son-in-law. We nominated Mr. Giese based on his business background and his ties to and familiarity with several of the communities in which we operate. In particular, Mr. Giese’s education and experience in accounting as a certified public accountant qualify him to serve on our audit committee.

John S. A. Hasbrook

John S. A. Hasbrook, age 53, has been a director since 2002. Mr. Hasbrook is a member of our compensation and management succession committee and our audit committee and serves as chairman of the director loan committee of Tri Counties Bank. He is active in several agricultural and investment enterprises. He is president of SunWest Wild Rice Co., Inc.; president of Hasbrook-Fetter Farms, Inc.; vice president, marketing of SunWest Foods, Inc., a food marketing company; and serves as an officer for other agricultural-related entities. Mr. Hasbrook also serves as a director of Santa Clara University’s Food & Agribusiness Institute, as well as for various charitable and civic organizations. Mr. Hasbrook has a BSC degree in finance and an MBA degree in agribusiness from Santa Clara University. He is a Board Member of Sutter Medical Foundation, a former comptroller of the California Wine Commission and former corporate account officer at Bank of America where he worked for three years.

We nominated Mr. Hasbrook because of his experience in the areas of finance, marketing, banking and agri-business. His broad business experience and community involvement provides the Board with valuable insights concerning the primary communities in which the bank operates and the agricultural industry in particular.

Michael W. Koehnen

Michael W. Koehnen, age 52, has been a director since 2002. Mr. Koehnen is a member of our compensation and management succession committee and our nominating and corporate governance committee. He is the owner and president of C.F. Koehnen & Sons, a third-generation family farming and beekeeping company. Mr. Koehnen is also president and owner of Riverwest Processing, an almond processing company.

We nominated Mr. Koehnen because of his leadership experience and knowledge of corporate governance and compensation-related matters. In addition, his involvement in businesses related to agricultural industry allows him to provide valuable insights to the Board.

Richard P. Smith

Richard P. Smith, age 55, has been a director since 1999. He has served as the president and chief executive officer of TriCo and the bank since 1999. Mr. Smith joined the bank in 1994 as vice president and chief information officer. He was senior vice president-customer/employee support and control from 1997 until 1998, when he was promoted to executive vice president in the same capacity. Mr. Smith was named president of the bank and executive vice president of TriCo in 1998. Mr. Smith served as chairman of the California Bankers Association during 2011 and is currently a member of its board of directors.

We have nominated Mr. Smith because we believe that including the president and chief executive officer on the Board is important and assists the Board in keeping abreast of the TriCo’s operations and management’s progress on corporate initiatives. Further, Mr. Smith has 19 years of banking experience, including 12 as the bank’s chief executive officer. This experience allows him to provide valuable insights to the Board concerning the banking industry and the bank in particular.

W. Virginia Walker

W. Virginia Walker, age 67, has been a director since 2009. Ms. Walker is the General Manager of the Jamison Group LLC, a consulting group specializing in finance, marketing and strategy for high tech companies. Her professional experience includes having worked in companies ranging from start-ups to those with a billion dollars in annual revenue. From 2001 to 2007 she held various executive management positions with Enea AB, a software and services company, where she was most recently Senior Vice President, Corporate Strategy and Marketing.

Our decision to nominate Ms. Walker is primarily based on her marketing, finance and public affairs experience, her over 25 years as chief financial officer, in addition to her management experience gained in large, complex organizations, and her long-standing ties to the community in which the bank is headquartered.

CORPORATE GOVERNANCE, BOARD NOMINATION

AND BOARD COMMITTEES

Corporate Governance

We have long believed that good corporate governance is important to ensure that TriCo is managed for the long-term benefit of our shareholders. We continue to review our corporate governance policies and practices along with provisions of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act, the rules of the Securities and Exchange Commission and the listing standards of Nasdaq. We have adopted a code of ethics that applies to our principal executive officer, principal financial officer and persons performing similar functions. You can view our code of business conduct, our code of ethics for our principal executive officers and senior financial officers, our audit committee charter, our nominating and corporate governance committee charter and our compensation and management succession committee charter on our website at www.tricountiesbank.com under “About Tri Counties Bank—Investor Relations—Corporate Governance,” or receive copies by contacting our corporate secretary in writing at TriCo Bancshares, 63 Constitution Drive, Chico, California 95973, or by telephone at (530) 898-0300.

Board Leadership Structure

The positions of chairman of the Board of Directors and of president and chief executive officer are held by different persons. This has been the case since the company’s inception. We believe that this structure is appropriate for TriCo because it provides segregation of duties between managing the operations of Trico and the leadership and oversight responsibilities of our Board. Our chairman also serves as our lead director. We believe that this is appropriate because our chairman is an independent director and the position of chairman is separate from that of executive management.

Our non-employee directors meet regularly in executive sessions. Executive sessions are chaired by the independent director then serving as lead director. Mr. Casey was our lead director in 2012 and will continue to serve as lead director in 2013.

The Board’s Role in Enterprise Risk Oversight

Our Board is responsible for overseeing risk management for the company. Our management is responsible for the day-to-day management of these risks across the company.

The full Board engages in periodic discussions related to risk management with executive officers and other employees as the Board deems appropriate. In addition, several Board committees have been assigned oversight responsibility for specific areas of risk and risk management is an agenda topic at regular committee meetings. The committees consider risks within their areas of responsibility. For example, the compensation and management succession committee considers risks that may result from our compensation programs, the loan committee of the bank, which is comprised of members of the company’s Board of Directors, focuses on risks related to credit and interest rates, and the audit committee reviews and approves the annual plans for the company’s and the bank’s external audits, internal monitoring and compliance functions. The audit committee also reviews and approves the annual assessment of the company’s enterprise risk management process and considers any need for periodic third-party evaluations of such process. The audit committee has authority to conduct any investigation appropriate to fulfilling its responsibilities, and has direct access to all persons in the company. The Board also assigns other specific risk-related assessment matters to audit committee from time to time.

Director Independence

We believe that independent directors play an important role in TriCo’s corporate governance and are committed to ensuring that at least a majority of our directors are independent. Our corporate governance guidelines provide that a director is independent if he or she does not have a material relationship with TriCo directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with TriCo, and otherwise qualifies as independent under the applicable rules of the Securities Exchange Act of 1934, as amended, and Nasdaq. Our independence determinations are based upon a review of all relevant transactions and relationships between TriCo, our senior management and our accountants, on the one hand, and each director and his or her family members, on the other hand.

Our Board has affirmatively determined that the following eight of our ten current directors are independent as defined by Nasdaq Marketplace Rule 5605(a)(1) and our own corporate governance guidelines: Mr. Amaral, Mr. Casey, Mr. Compton, Mr. Giese, Mr. Hasbrook, Mr. Koehnen, Mr. Taresh, and Ms. Walker. Mr. Smith is not considered independent because of his employment as president and chief executive officer of TriCo. Mr. Chrysler is not considered independent because his construction company has provided services to Tri Counties Bank during the past three years, as described below.

Transactions with Related Persons

Our nominating and corporate governance committee is charged with monitoring and reviewing issues involving potential conflicts of interest and reviewing and approving all related party transactions. We have a policy adopted by our Board of Directors for reviewing transactions between TriCo and our directors and executive officers, their family members and entities with which they have a position or relationship. Our procedures for transactions with related persons are intended to determine whether any such related person transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer. All transactions between TriCo and related persons may be consummated only if our nominating and corporate governance committee approves such transaction in accordance with the procedures set forth in our policy.

We annually require each of our directors and executive officers to complete a questionnaire that seeks information about related person transactions. Our nominating and corporate governance committee and Board of Directors annually review all transactions and relationships disclosed in the questionnaires, and the Board makes a formal determination regarding each director’s independence under our corporate governance guidelines.

There have been no transactions or series of similar transactions during 2012, or any currently proposed transaction, to which TriCo was or is to be a party, in which the amount involved exceeded $120,000 or in which any of our directors, director nominees, executive officers or any shareholder owning 5% or more of our common stock, or any member of the immediate family or associate of any of the foregoing persons (together, the “related parties”), had or will have a direct or indirect material interest, except that Mr. Chrysler’s construction company, Modern Building Inc., provided construction services to Tri Counties Bank in 2012 for new branch construction at the Colusa branch and tenant improvements and modification at other branches for aggregate payments of $728,099.01. In addition, Modern Building Inc., provided construction services for new construction of the bank’s Operations Center scheduled to open mid-2013 for aggregate payments of $3,924,062.83. Mr. Chrysler owns 51% of Modern Building and serves as its president. The Board believes that these construction services were provided only in accordance with the policy described above.

Indebtedness of Management

Some of our directors, executive officers and their immediate family members and associates are customers of Tri Counties Bank and we expect to have banking transactions with them in the future. The loan committee of Tri Counties Bank reviews the terms and fairness of any loans made by Tri Counties Bank to our directors and officers. We have concluded that all such loans and commitments to lend were made in the ordinary course of our business and complied with applicable laws. Terms, including interest rates and collateral, were substantially the same as those prevailing for comparable transactions with other persons of similar creditworthiness not affiliated with TriCo. In the opinion of our Board of Directors, these transactions did not involve more than a normal risk of collectability or present other unfavorable features. The aggregate amount of all loans and credit extensions outstanding as of December 31, 2012, to all directors and executive officers (including their associates and members of their immediate family) was approximately $2,368,016.89, representing approximately 1.03% of shareholders’ equity at that time. As of the date of this proxy statement, all of these loans were performing loans.

Board Committees

Our full Board of Directors generally considers all major corporate decisions. However, we have established three standing committees so that some matters can be addressed in more depth than may be possible in a full Board meeting and to comply with legal and Nasdaq requirements that certain committees be comprised of independent directors: a compensation and management succession committee, a nominating and corporate governance committee and an audit committee. Each of these three committees operates under a written charter. Following is a description of each of these committees. Our directors also serve on various Board committees of our subsidiary, Tri Counties Bank.

	Audit Committee member	Compensation and Management Succession Committee member	Nominating and Corporate Governance Committee member
Donald J. Amaral*	• (Chairman)	•	•
William J. Casey*	•	• (Chairman)	• (Chairman)
L. Gage Chrysler III
Craig S. Compton*		•	•
Cory W. Giese*	•
John S. A. Hasbrook*	•	•	•
Michael W. Koehnen*		•	•
Richard P. Smith
Carroll R. Taresh*
W. Virginia Walker*	•	•	•

*	Determined to be independent as described at “Director Independence” above.

Audit Committees. We have a standing audit committee of TriCo and a standing audit committee of Tri Counties Bank. The Board has determined that Mr. Amaral is an audit committee financial expert under the rules of the Securities and Exchange Commission and that each member of the committee is financially literate as defined by Nasdaq listing standards and is independent under special standards established by the Securities and Exchange Commission and Nasdaq for audit committee members. Their qualifications and business expertise are described at “Board of Directors.” TriCo’s audit committee monitors:

•	the integrity of our financial statements, including the financial reporting process and systems of internal controls regarding finance, accounting and legal and regulatory compliance,

•	our compliance with legal and regulatory requirements,

•	the independence, qualifications and performance of our financial executives, principal independent auditor and internal auditing department, and

•	the communication among our principal independent auditor, management, our internal auditing function and the Board.

The committee also annually retains our principal independent auditor and approves the terms and scope of work to be performed. Our audit committee met nine times during 2012. For more information on this committee, please see “Report of the Audit Committee.”

Compensation and Management Succession Committee. The compensation and management succession committee held eight meetings in 2012. The committee considers the recommendations of our management regarding most compensation matters, including executive compensation. For more information on this committee, please see “Compensation Discussion and Analysis.” This committee:

•	establishes TriCo’s compensation philosophy,

•	evaluates and approves the compensation levels for our chief executive officer and the other executive officers,

•	produces annually a compensation discussion and analysis of executive compensation,

•	administers our stock option plans,

•	approves the benefits provided to our executive officers and directors, and

•	establishes and reviews our management succession policies.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee met 2 times in 2012. This committee:

•	determines nominees to the Board in the manner described at “Nomination and Election of Directors,”

•	reviews our Board committee structure and members,

•	annually evaluates the Board,

•	approves any related party transactions as described at “Transactions with Related Persons,”

•	monitors director independence, and

•	reviews our corporate governance guidelines and code of business ethics.

Attendance at Meetings

The Board of Directors of TriCo met 11 times and the Board of Directors of Tri Counties Bank met 13 times during 2012. Each director attended at least 75% of the meetings of the Boards of Directors of TriCo and the meetings of the committees of on which they served.

Our corporate governance guidelines provide that each director is expected to attend our annual shareholders meeting. In 2012, all of our directors attended the annual shareholders meeting.

Nomination and Election of Directors

Qualifications. Our nominating and corporate governance committee determines the director nominees for each annual meeting of shareholders using the criteria set forth in our corporate governance guidelines. Our guidelines provide that all directors must be committed to representing the long-term interests of our shareholders and possess:

•	the highest personal and professional ethics, integrity and values,

•	informed judgment,

•	sound business experience,

•	the ability to make independent analytical inquiries, and

•	an understanding of our business environment.

The committee has not established any specific minimum qualification standards for directors, except that no person may serve as a director who is 75 years of age or older at the time of election. As a result of this limitation, the committee has not nominated, Carroll R. Taresh, age 75, for reelection at the 2013 annual meeting.

The committee may identify certain skills or attributes as being particularly desirable for specific director nominees in order to complement the existing Board composition. To date the committee has identified and evaluated nominees for directors based on several factors, including:

•	referrals from our management, existing directors and advisors,

•	business or banking experience,

•	involvement in and familiarity with our community,

•	education,

•	leadership abilities,

•	professional reputation and affiliation,

•	personal interviews, and

•	diversity.

We do not currently pay any fee to a third party to identify or evaluate potential director nominees, although we may retain search firms in the future to assist in finding qualified candidates. Our newest director, Mr. Giese, was recommended to the committee by our chairman, Mr. Casey.

Shareholder Nominations. The committee will consider nominees recommended by shareholders if the recommendation is made with the proposed nominee’s consent and includes sufficient information for, and is made early enough to allow, the committee to complete the evaluation process. Section 15 of our bylaws provides that formal nomination for election of directors may be made by the Board of Directors or by any shareholder of any outstanding class of our capital stock entitled to vote for the election of directors. Notice of intention to make any nominations must be made in writing and be delivered or mailed to our president not less than 21 days or more than 60 days prior to any meeting of shareholders called for the election of directors. If less than 21 days’ notice of the meeting is given to shareholders, the notice of intention to nominate shall be mailed or delivered to TriCo’s president not later than the tenth day following the day on which the notice of meeting was mailed. If notice of the meeting is sent by third-class mail as permitted by Section 6 of the bylaws, no notice of intention to make nominations shall be required. The notification shall contain the following information to the extent known to the notifying shareholder:

•	the name and address of each proposed nominee,

•	the principal occupation of each proposed nominee,

•	the number of shares of capital stock of TriCo owned by each proposed nominee,

•	the name and residence address of the notifying shareholder, and

•	the number of shares of TriCo stock owned by the notifying shareholder.

Nominations not made in accordance with Section 15 of the bylaws may, in the discretion of the chairman of the meeting, be disregarded. Nominees recommended by shareholders are evaluated in the same manner as other nominees. We have not received any proposals for director nominees from shareholders for this election as of the date of this proxy statement.

Cumulative Voting. Each shareholder may cumulate votes in the election of directors. This means that a shareholder may cast votes for the number of shares owned multiplied by the number of directors to be elected. For example, if you own 1,000 shares, you could cast 9,000 votes because we will be electing nine directors at the meeting. You could cast those votes for a single candidate or distribute your votes among any or all of the candidates. However, you may not cumulate votes for a candidate unless that candidate has been properly nominated prior to the voting and you have given notice of your intention to cumulate your votes. You must express your intention to cumulate votes at the meeting prior to the election. If any shareholder gives notice to cumulate his shares, all other shareholders shall be allowed to cumulate their votes as well. We will provide an opportunity at the meeting for any shareholder who desires to cumulate votes to announce his intention to do so. We are soliciting, by your proxy, the discretionary authority to vote proxies cumulatively. The nine nominees receiving the highest number of votes will be elected as directors.

Compensation and Management Succession Committee Interlocks and Insider Participation

No member of our compensation and management succession committee is an officer, former officer or employee of TriCo or Tri Counties Bank. No executive officer of TriCo had any interlocking relationship with any other for-profit entity during 2012, including serving on the compensation committee for any other for-profit entity.

COMPENSATION OF DIRECTORS

Director Compensation for 2012

The following table summarizes the compensation paid by TriCo to our non-employee directors in 2012:

Name (1)	Fees earned or paid in cash ($) (2)	Option awards ($) (3)	Change in pension value and nonqualified deferred compensation earnings ($) (4)	All other compensation ($) (5)	Total ($)	Number of stock options outstanding as of December 31, 2012
Donald J. Amaral	26,500	27,040	89,892	1,235	144,667	58,500
William J. Casey	33,333	27,240	100,101	2,056	162,730	38,500
L. Gage Chrysler III	21,500	27,040	0	0	48,540	34,000
Craig S. Compton	21,500	27,040	63,107	1,469	113,116	34,000
John S. A. Hasbrook	21,500	27,040	37,396	1,293	87,229	34,000
Michael W. Koehnen	21,500	27,040	34,671	1,280	84,491	30,000
Carroll R. Taresh	21,500	11,240	74,458	4,436	111,634	26,000
W. Virginia Walker	21,500	27,240	0	0	48,740	32,000

(1)	Mr. Smith, our president and chief executive officer, is not included in this table as he is an employee of TriCo. Mr. Smith receives no additional cash compensation for his service. Mr. Smith’s compensation is shown at “Compensation of Named Executive Officers.” Mr. Giese is not included in this table because did not serve as a director or receive other compensation from TriCo during 2012.
(2)	Includes a $1,500 monthly retainer for each named director, $2,000 per month for the chairman of the Board and $1,800 per month for the chairman of the audit committee. We do not pay our directors any additional compensation to attend Board or committee meetings.
(3)	Represents full grant date fair value of options awarded in 2012, determined in accordance with FASB ASC Topic 718, using the valuation assumptions described in the “Notes to the Consolidated Financial Statements” section of our Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC.
(4)	Reflects the change in value during 2012 of each director’s account under the director supplemental retirement plan described on page 16 and the above-market interest earned during 2012 under our executive deferred compensation plan described below, if any. With regard to Mr. Taresh, he was an executive of TriCo from 1989 until his retirement in 1996.
(5)	Reflects the taxable value attributable to the split dollar life insurance benefits described on page 16.

In addition, each director has an indemnity agreement under which TriCo will indemnify the director against claims arising or relating to his or her service as a director, was covered by directors’ and officers’ liability insurance and was reimbursed for expenses incurred in connection with attendance at Board meetings (including expenses related to spouses when spouses are invited to attend Board events).

Deferred Compensation Plans

In 2005 we adopted a deferred compensation plan permitting our directors to defer payment of their retainer fees until retirement, termination of directorship or death. A director can defer up to a lifetime maximum of $1.5 million for all deferrals under this plan and our predecessor plan which permitted director deferrals from 1992 until 2004. A director who elects to defer retainer fees for any year must defer a minimum of $200 per month. In 2012 none of the directors elected to defer any of their retainer fees. The plan also permits us to make discretionary contributions to a director’s account. To date, we have not made any discretionary contributions on behalf of any directors. A director’s plan benefit is payable upon the director’s retirement, the termination of directorship or death. All distributions under the plan are subject to the rules of Section 409A of the Internal Revenue Code. The plan is nonqualified, unsecured and unfunded.

Interest accrues on directors’ deferred compensation plan accounts at a rate equal to 1% above the monthly equivalent of the annual yield of the Moody’s corporate bond yield index for the preceding month. From the time that a director leaves our Board and until benefits are paid, a director’s account under the plan is credited with interest each month at the monthly equivalent of the annual yield of the Moody’s average corporate bond yield index for the preceding month. A director is immediately 100% vested in any deferrals and any related interest on those deferrals. We determine the vesting rate for any discretionary contributions credited to a director’s account and any related interest. Notwithstanding the foregoing, if a director is removed for cause, our compensation and management succession committee can decide whether the interest credited to the director’s account with respect to any deferrals and our discretionary contributions, if any, are forfeited.

Any deferrals made by a director and any discretionary contributions credited by us prior to January 1, 2005, and any related interest, are governed by a predecessor deferred compensation plan for directors that we adopted in 1992. The 1992 plan credits accounts at the monthly equivalent of three percent above the annual yield of the Moody’s average corporate bond yield index but is otherwise similar to the 2005 plan in most respects.

Director Supplemental Retirement Plan

In 2004 we adopted a supplemental retirement plan to provide additional retirement benefits to directors who retire on or after January 1, 2004. This plan replaced our supplemental retirement plan for directors originally adopted in 1987 and any benefit accrued by a director as of December 31, 2003 under this earlier plan will be paid under the terms of the 2004 plan. Directors joining our Board after 2007 are not eligible to participate in this plan. However, any of the eligible outside directors who attains “director emeritus” status becomes qualified to participate in the 2004 plan. A participating director retiring on or after age 55 with at least 15 years of service, or after a change of control with any number of years of service, can receive an annual lifetime benefit equal to the amount of his base Board fees paid by us during the final year of service. The amount of the retirement benefit is reduced for each month that the benefit commencement date precedes the director’s 65th birthday. A director’s annual benefit payments under the plan begin the month after retirement. If a director is involuntarily removed, all benefits under this plan are forfeited. The plan is nonqualified, unsecured and unfunded.

Split Dollar Life Insurance

We have entered into joint beneficiary agreements with all of our directors, except for Mr. Chrysler, Mr. Giese and Ms. Walker. These agreements provide that TriCo owns and pays premiums on a split dollar life insurance policy to provide various death benefits in certain circumstances to the beneficiaries named by each of these directors.

OWNERSHIP OF VOTING SECURITIES

This chart shows the common stock ownership for each TriCo director and director nominee, the current executive officers named on page 19, our directors and executive officers as a group and owners of more than 5.0% of our outstanding common stock as of March 15, 2013. Each shareholder has direct ownership and sole voting and investment power for the shares listed unless otherwise noted. The share amounts have been rounded to the nearest full share and include stock options granted under TriCo’s stock option plans which are exercisable through May 22, 2013.

	Common stock ownership not including stock owned as a trustee of the ESOP			Common stock ownership including stock owned as a trustee of the ESOP
Beneficial owners	Number of shares beneficially owned		Percentage of common stock outstanding	Number of shares beneficially owned		Percentage of common stock outstanding
5% Holders
TriCo Bancshares Employee Stock Ownership Plan and Trust (ESOP) 63 Constitution Drive Chico, CA 95973	1,383,179	(1)	8.64%	1,383,179	(1)	8.64%
Columbia Wanger Asset Mgmt., L.P. 227 West Monroe Street, Suite 3000 Chicago, IL 60606	1,505,350		9.41%	1,505,350		9.41%
Directors and Named Executive Officers
Donald J. Amaral	42,853	(2)	*	1,426,032	(2) [(6)]	8.88%*
Daniel K. Bailey	86,358	(3)	*	86,358	(3)	*
Craig Carney	91,273	(4)	*	91,273	(4)	*
William J. Casey	654,948	(5)	4.08%	2,038,127	(5) (6)	12.70%
L. Gage Chrysler III	55,195	(7)	*	55,195	(7)	*
Craig S. Compton	248,598	(8)	1.55%	248,598	(8)	1.55%
Cory W. Giese	0	(9)		0	(9)
John S. A. Hasbrook	46,375	(10)	*	46,375	(10)	*
Michael W. Koehnen	162,019	(11)	1.01%	162,019	(11)	1.01%
Richard O’Sullivan	257,405	(12)	1.60%	257,405	(12)	1.60%
Thomas J. Reddish	209,179	(13)	1.30%	209,179	(13)	1.30%
Richard P. Smith	501,612	(14)	3.07%	1,856,971	(15) (6)	11.57%
Carroll R. Taresh	134,786	(15)	*	134,786	(16)	*
W. Virginia Walker	28,000	(16)	*	28,000	(17)	*
All TriCo directors and executive officers as a group (19 persons)	2,638,281	(17)	15.47%	2,638,281	(17)	16.48%

*	Less than 1%.

(1)	Each ESOP participant may direct the ESOP trustees how to vote the shares allocated to his account. The ESOP’s advisory committee directs the ESOP trustees how to vote shares which are not allocated to participants’ accounts. As of March 31, 2013, participants in the ESOP could direct the voting of all 1,383,179 shares held by the ESOP. Of that total, 121,157 shares had been allocated to the accounts of TriCo’s executive officers.
(2)	Includes stock options for 42,853 shares.
(3)	Includes stock options for 81,900 shares and 4,458 shares allocated to Mr. Bailey’s account in the ESOP.
(4)	Includes 342 shares owned by Mr. Carney’s children, 16,216 shares allocated to Mr. Carney’s account in the ESOP and stock options for 74,715 shares.
(5)	Includes stock options for 38,500 shares, 864 shares held in an IRA account for the benefit of Mr. Casey and 124,000 shares held by a family trust of which Mr. Casey is manager.
(6)	Includes 1,383,179 shares held by the ESOP of which Messrs. Smith, Casey and Amaral are trustees of which 121,157 shares have been allocated to the accounts of executive officers in the ESOP.
(7)	Includes 6,600 shares held by Modern Building, Inc., of which Mr. Chrysler is president and a majority owner, 872 shares held by Mr. Chrysler’s spouse and 4,825 shares held by the Modern Building Pension and Profit-Sharing Plan and stock options for 34,000 shares.
(8)	Includes 105,464 shares held by the Betty Compton Revocable Trust of which Mr. Compton is trustee, 1,258 shares held by Mr. Compton’s children, 34,814 shares held in an IRA account for the benefit of Mr. Compton and stock options for 34,000 shares.
(9)	Mr. Giese has 7,500 unvested stock options.
(10)	Includes stock options for 46,375 shares.
(11)	Includes 65,214 shares owned by CF Koehnen & Sons, of which Mr. Koehnen is an owner, 8,600 shares owned by the CF Koehnen & Sons Profit Sharing Plan of which Mr. Koehnen is trustee, 4,400 shares owned by the Helen Koehnen Trust of which Mr. Koehnen is trustee, 1,700 shares owned by Mr. Koehnen’s children, 2,300 shares owned by Mr. Koehnen’s wife and stock options for 30,000 shares.
(12)	Includes stock options for 56,400 shares and 40,417 shares allocated to Mr. O’Sullivan’s account in the ESOP.
(13)	Includes 1,287 shares held by Mr. Reddish’s child, stock options for 127,600 shares and 20,164 shares allocated to Mr. Reddish’s account in the ESOP.
(14)	Includes 201 shares held by Mr. Smith’s wife, stock options for 338,120 shares and 27,820 shares allocated to Mr. Smith’s account in the ESOP.
(15)	Includes stock options for 26,000 shares and 8,000 shares held by Mr. Taresh’s wife.
(16)	Includes stock options for 28,000 shares.
(17)	Includes stock options for 1,049,335, and 121,157 shares allocated to executive officers’ accounts in the ESOP.

EXECUTIVE OFFICERS

The following persons currently serve as executive officers and senior management of both TriCo and Tri Counties Bank.

Richard P. Smith

Information about Mr. Smith can be found at “Board of Directors.”

Daniel K. Bailey

Daniel Bailey, age 44, has been executive vice president—retail banking & bank operations of Tri Counties Bank since May 2007. Prior to joining Tri Counties Bank, Mr. Bailey spent more than fifteen years at Wells Fargo Bank where we served in numerous senior management positions. His most recent position with Wells Fargo was senior vice president, Northern California Region Initiatives Manager.

Craig Carney

Craig Carney, age 54, has served as executive vice president and chief credit officer of Tri Counties Bank since 2007. From 1997 until 2007 he was senior vice president and chief credit officer of Tri Counties Bank. From 1985 to 1996 Mr. Carney was employed by Wells Fargo Bank in various lending capacities. His most recent position with Wells Fargo was as vice president, senior lender in commercial banking from 1991 to 1996. Mr. Carney served as a consultant to Tri Counties Bank from 1996 until his employment in 1997.

Richard A. Miller

Rick Miller, age 69, has served as senior vice president and director of human resources of Tri Counties Bank since 2001. From 1998 to 2001 he served as senior vice president and chief administrative officer of Key Equipment Finance Group. From 1983 to 1998 Mr. Miller held a variety of senior human resource positions at Bank of America, US Leasing and World Savings.

Richard O’Sullivan

Richard O’Sullivan, age 56, has served as executive vice president—wholesale banking of Tri Counties Bank since 1997. He was our senior vice president—customer sales and service from 1995 to 1997. He served as vice president and manager of our Park Plaza branch from 1992 until 1995. Mr. O’Sullivan is also a partner in a family farm.

Thomas J. Reddish

Tom Reddish, age 53, has served as executive vice president and financial officer of TriCo and Tri Counties Bank since 2006 after serving as senior vice president and chief financial officer since 2003 and, prior to that, as vice president and chief financial officer since 1999. Previously, he was vice president and controller of Trico and vice president of Tri Counties Bank from 1998 until 1998. He served as controller of Tri Counties Bank from 1994 until 1998.

Raymond Rios

Ray Rios, age 56, has served as senior vice president, and chief information officer, since 2005. From 1983 through 1994 Mr. Rios served in a variety of positions in our information technology department and from 1997 to 2005 he was manager—information systems of Tri Counties Bank.

Carol Ward

Carol Ward, age 57, is the executive vice president and chief risk officer of Tri Counties Bank. She was appointed to this position in June, 2012 following more than 28 years of banking experience including executive risk management positions at several southern California banks. From 2010 to 2012, she served as senior vice president of enterprise risk management for Elevations Credit Union in Boulder, Colorado. From 2006 to 2010, she worked as an independent consultant and, supported Kinecta Federal Credit Union as an internal consultant from 2008 to 2010.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary Compensation Table

The following table presents information concerning all compensation earned in 2012, 2011 and 2010 by our principal executive officer, principal financial officer and the three other most highly compensated executive officers during 2012:

Name and principal position	Year	Salary ($)(1)	Bonus ($)(2)	Stock awards ($)	Option awards ($)(3)	Non- equity incentive plan compensa- tion ($)	Change in pension value and nonquali- fied deferred compen- sation earnings ($)(4)	All other compensa- tion ($)(5)	Total ($)
Richard Smith, President and CEO	2012 2011 2010	493,365 483,691 483,691	0 0 0	0 0 0	270,400 316,500 497,150	149,461 145,107 0	822,407 442,904 832,531	57,549 45,758 47,227	1,793,182 1,433,960 1,860,599
Thomas Reddish, Executive Vice President, CFO and Chief Risk Officer	2012 2011 2010	301,744 290,801 287,211	60,940 73,597 0	0 0 0	135,200 189,900 203,750	0 0 0	389,411 321,634 264,862	28,025 24,238 24,940	915,320 900,170 780,763
Richard O’Sullivan, Executive Vice President—Wholesale Banking	2012 2011 2010	246,656 243,411 243,411	49,656 12,171 0	0 0 0	101,400 63,300 122,250	0 0 0	237,480 273,668 296,076	36,187 35,558 35,178	671,379 628,107 696,915
Craig Carney, Executive Vice President—Chief Credit Officer	2012 2011 2010	242,311 210,172 211,170	50,885 42,761 0	0 0 0	135,200 189,900 163,000	0 0 0	500,896 203,232 173,958	28,933 26,861 26,444	958,225 672,926 574,572
Dan Bailey, Executive Vice President—Retail Banking	2012 2011 2010	249,194 240,157 237,192	50,327 48,862 0	0 0 0	135,200 189,900 195,600	0 0 0	87,743 54,436 42,229	27,715 27,269 27,772	550,179 560,624 502,792

(1)	Reflects actual salary earned in the year indicated.
(2)	Reflects cash bonuses earned for performance in the year indicated but paid in the following year.
(3)	Reflects the fair value of the option awards on the grant date determined in accordance with FASB ASC Topic 718, using the valuation assumptions described in the “Notes to the Consolidated Financial Statements” section of our Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC.
(4)	Reflects, if any, (i) the actuarial increase in the present value of the executive’s benefits under our supplemental executive retirement plan described on page 33 determined using interest rate and mortality rate assumptions consistent with those named in our financial statements and includes amounts which the executive may not be currently entitled to receive because such amounts are not vested, and (ii) above-market rates earned under our executive deferred compensation plan discussed on page 33. Other than for Mr. Bailey, the present value of an executive’s benefit under his supplemental executive retirement plan is reduced by the value of his ESOP account on the date of retirement. The increases in the actuarial present values of these plans at December 31, 2012 is primarily attributable to a decrease in the discount rate used to determine the present value.
(5)	Reflects the incremental cost to TriCo of other compensation indicated on the perquisites and personal benefits table below.

Perquisites and Personal Benefits

Name	Year	Automobile use or allowance ($) (A)	Life insurance benefits ($) (B)	Personal use of club member- ships ($)	TriCo contributions ($) (C)	ESOP contribu- tions ($)(D)	Total perquisites and other personal benefits ($) (E)
Mr. Smith	2012 2011 2010	5,904 7,338 10,953	35,585 23,890 21,932	4,070 3,700 3,155	0 0 0	11,710 10,698 10,845	57,549 45,758 47,227
Mr. Reddish	2012 2011 2010	0 0 0	11,505 9,100 9,797	4,810 4,440 4,298	0 0 0	11,710 10,698 10,845	28,025 24,238 24,940
Mr. O’Sullivan	2012 2011 2010	12,000 12,000 12,000	8,194 8,489 8,189	4,440 4,440 4,215	0 0 0	11,553 10,628 10,774	36,187 35,558 35,178
Mr. Carney	2012 2011 2010	6,000 6,000 6,000	6,991 7,116 6,944	4,544 4,440 4,048	183 184 288	11,123 8,994 9,164	28,933 26,861 26,444
Mr. Bailey	2012 2011 2010	12,000 12,000 12,000	713 713 713	3,330 4,070 4,560	0 0 0	11,672 10,486 10,499	27,715 27,269 27,772

(A)	Reflects the value attributable to personal use of automobiles provided by TriCo as calculated in accordance with IRS guidelines.
(B)	In 2012, the company provided all full time employees, including the named executive officers, with life insurance benefits paying greater three times the employee’s annual salary or $500,000 to the employee’s beneficiaries. For 2012, reflects the incremental cost of this insurance. For 2011 and 2010, reflects the taxable value attributable to split dollar life insurance benefits provided by joint beneficiary agreements between TriCo and each executive; TriCo owned and paid premiums on these insurance policies which provided various death benefits to the beneficiaries named by each executive.
(C)	Reflects contributions allocated by TriCo to an executive’s ESOP account pursuant to the terms of our nonqualified deferred compensation plan described on page 33.
(D)	Reflects discretionary contributions made by TriCo to an executive’s account in our ESOP described below.
(E)	Includes security system expenses for Mr. O’Sullivan and expenses related to spouses when spouses are invited to accompany executives on management retreats and conventions.

CEO Incentive Plan

Each year the Board adopts a CEO Incentive Plan providing for potential bonus compensation to our chief executive officer, Richard Smith, for his performance during that year. In 2012, the CEO Incentive Plan generally provided that Mr. Smith could earn a bonus equal to up to 100% of his 2012 salary if TriCo met certain pre-established performance goals. See “Compensation Discussion and Analysis—Annual Incentive Bonus” for a more detailed discussion of this plan. The compensation and management succession committee retains discretion regarding the determinations as to whether TriCo reached these goals.

ESOP

We have an employee stock ownership plan and trust for all employees completing at least 1,000 hours of service with TriCo or Tri Counties Bank. Annual contributions are made by TriCo in cash at the discretion of the Board. Contributions to the plan are held in trust and invested primarily in our common stock. Contributions are allocated to participants on the basis of salary in the year of allocation. In general, benefits become vested after six years.

401(k)

We have a 401(k) plan for all employees age 21 and over who complete at least 90 days of service with TriCo or Tri Counties Bank. Participants may contribute a portion of their compensation subject to certain limits based on federal tax laws. Participants may select between making regular pre-tax deferrals or Roth deferrals (effective January 1, 2008). TriCo has not made any matching contributions to the plan to date. Plan assets are held in trust.

Participants can direct their investment contributions into one or more of 29 mutual funds. Generally, contributions are triggered by a participant’s retirement, disability, death or other separation from employment.

2009 Equity Incentive Plan

General. In 2009 we adopted and our shareholders approved our 2009 equity incentive plan. The plan may be administered by the Board or an authorized committee of the Board. It is the current policy of the Board of Directors that all equity incentive awards be approved by the compensation and management succession committee. The 2009 plan expires in 2019.

Employees, officers, directors and consultants of TriCo or its subsidiaries are eligible for awards under the 2009 plan. The Board or an authorized committee determines which individuals will receive awards, as well as the number of shares underlying and composition of each award.

Grants to non-employee directors. The 2009 plan provides that TriCo may grant to each outside (i.e., non-employee) director a stock option for 20,000 shares of common stock when first elected to the Board and an additional stock option for 4,000 shares each year when re-elected to the Board. In addition, each outside director who is appointed as Chairman of the Board or as Chairman of the Audit Committee may receive an additional stock option for 1,000 shares. The exercise price for these options will be the fair market value on the date of grant and the options will vest as determined by the Board. Outside directors are eligible to receive other awards, but no such awards have been granted to them.

Awards. The 2009 plan permits TriCo to grant stock options, restricted stock, stock awards, and stock appreciation rights. The Board or an authorized committee determines the types, sizes and terms of awards based on various factors, including a participant’s duties and responsibilities, the value of the participant’s past services, the participant’s potential contributions to TriCo’s success and other factors. No participant may receive awards for more than 65,000 shares of common stock during any year. If shareholders approve the proposed amendment to the 2009 plan, this limit would increase to 300,000 per year. In addition, if shareholders approve the proposed amendment to the 2009 plan, the 300,000 per year per participant limitation will also apply to the grant of stock options and stock appreciation rights.

The 2009 plan provides for the following types of awards:

•

Stock Options. TriCo may grant stock options under the 2009 plan, including options which are qualified as incentive stock options as defined under Section 422 of the Internal Revenue Code and nonqualified stock options. Options will not be exercisable at a price that is less than 100% of the fair market value of TriCo’s common stock on the date of grant or, if the optionee holds at least 10% of the voting power of all classes of TriCo’s stock, 110% of fair market value with respect to incentive stock options. The term of options will generally be ten years, except that incentive stock options granted to any 10% shareholders will have a term of no more than five years. Options will vest and become exercisable as determined by the Board at the time of grant.

•

Restricted Stock. A restricted stock award is the grant of shares of TriCo’s common stock, exercisable currently at a price determined by the Board (including zero), that is subject to forfeiture until specific conditions or goals are met. Conditions may be based on continuing employment or achieving performance goals specified by the Board. During the period of restriction, participants holding restricted stock may, if permitted by the Board, have full voting and dividend rights. The restrictions lapse in accordance with a schedule or other conditions determined by the Board.

•	Stock Grants. A stock grant is an award of shares of common stock without restriction. Stock grants may be made in certain circumstances to reward special performance or for other reasons.

•

Stock Appreciation Rights. Under the 2009 plan, TriCo may grant stock appreciation rights or “SARs” that are settled in common stock or cash and which must be granted with an exercise price not less than 100% of fair market value on the date of grant. Upon exercise of a SAR, a participant is entitled to receive cash or a number of shares of common stock equivalent in value to the difference between the fair market value on the exercise date and the exercise price of the SAR. For example, if a participant is granted 100 SARs with an exercise price of $10 and the SARs are later exercised when the fair market value of the underlying shares is $20 per share, the participant would be entitled to receive 50 Shares [(($20—$10) x 100) / $20], or $1,000 in cash (($20—$10) x 100). Because of adverse accounting consequences of an SAR settled in cash, TriCo expects that most SARs will provide for settlement in shares of common stock.

Performance-based awards. Grants of performance-based awards under the 2009 plan are intended to qualify as “performance-based compensation” under Section 162(m) of the Code and preserve the deductibility of these awards for federal income tax purposes. Section 162(m) of the Code denies a tax deduction to public companies for compensation paid to certain “covered employees” in a taxable year to the extent the compensation paid to a covered employee exceeds $1,000,000 unless the plan contains certain features that qualify the compensation as “performance-based compensation.” Because Section 162(m) of the Code only applies to those employees who are “covered employees” as defined in Section 162(m), covered employees and those who may become covered employees are most likely to receive performance-based awards. “Covered employees” means TriCo’s chief executive officer, its chief financial officer and any of its other three highest compensated officers.

Shares reserved for issuance. Subject to certain adjustments, the maximum aggregate number of shares of TriCo’s common stock which may be issued pursuant to or subject to awards under the 2009 plan is 650,000. If shareholders approve Proposal 2, the proposed amendment to the 2009 plan, at the meeting, a total of 1,650,000 shares would be issuable pursuant to or subject to awards under the 2009 plan. As of March 15, 2013 there were 435,000 shares available for grant of awards under the 2009 plan. The number of shares available for issuance under the 2009 plan is reduced by: (i) one share for each share of common stock issued pursuant to a stock option or a Stock Appreciation Right and (ii) two shares for each share of common stock issued pursuant to a Performance Award, a Restricted Stock Award or a Restricted Stock Unit Award. When awards made under the 2009 plan expire or are forfeited or cancelled, the underlying shares will become available for future awards under the 2009 plan. To the extent that a share of common stock pursuant to an award that counted as two shares again becomes available for issuance under the 2009 plan, the number of shares of common stock available for issuance under the 2009 plan will increase by two shares. Shares awarded and delivered under the 2009 plan may be authorized but unissued, or reacquired shares.

Acceleration of vesting. The Board has the authority to accelerate the vesting and exercisability of awards. In addition, an award held by a participant whose service has not terminated prior to a change in control may be subject to additional acceleration of vesting and exercisability upon or after such event as may be provided in the agreement for such award or as may be provided in any other written agreement between TriCo or any affiliate and the participant. In the absence of such an acceleration provision, however, no acceleration will occur. See “Potential Payments Upon Termination or Change of Control.”

Federal Income Tax Consequences. Tax consequences to TriCo and to participants receiving awards will vary with the type of award. The plan is not intended to be a “qualified plan” under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

Following is a summary of the principal federal tax consequences to U.S. citizens and residents of awards under the plan. It is based on the provisions of the Code and applicable Internal Revenue Service (“IRS”) regulations and rulings. The Code is subject to amendment and continuing interpretation by the IRS. This summary describes only the principal tax consequences in the circumstances described and does not take into account special rules that might apply in limited cases.

IRS regulations provide that, for the purpose of avoiding certain penalties under the Code, taxpayers may rely only on opinions of counsel that meet specific requirements set forth in the regulations, including a requirement that such opinions contain extensive factual and legal discussion and analysis. Any tax advice that may be contained in this document does not constitute an opinion that meets the requirements of the regulations. Any such tax advice therefore cannot be used, and was not intended or written to be used, for the purpose of avoiding any federal tax penalties that the IRS may attempt to impose. Because any such tax advice could be viewed as a “marketed opinion” under the IRS regulations, those regulations require this document to state that any such tax advice was written to support the “promotion or marketing” of the matters set forth in this document.

For purposes of this summary, we assumed that no award will be considered “deferred compensation” as that term is defined for purposes of Section 409A of the Code and the federal tax rules governing nonqualified deferred compensation arrangements.

You should consult your own independent tax advisor and seek advice based on your particular circumstances as to the specific consequences under federal tax law, and under other tax laws, such as foreign, state or local tax laws, which are not addressed here.

Nonstatutory Options.

Grant. Participants will not have to report any taxable income upon receipt of a nonstatutory option.

Exercise with Cash. Participants will have to report taxable income upon exercise of a nonstatutory option with cash. The amount a participant must report is the difference between the value of the shares on the date that the option is exercised and the amount paid for the shares. This income will be taxable to the participant just as any other income the participant received as compensation for services. This income, together with the amount paid for the shares, will then be the participant’s basis in the shares for purposes of determining the participant’s taxable gain or loss on any later sale of the shares.

Exercise with Stock. If a participant exercises a nonstatutory option by delivering shares that are already owned, the exercise will be treated, in part, as a nontaxable exchange of shares. This means

•

The participant will not have to report compensation income on the number of shares received whose value equals the value of the shares delivered. The participant’s basis in those shares, for determining any taxable gain or loss when the participant sells those shares, will be the basis of the shares delivered. Also, the shares received will have a holding period (for determining whether the participant qualifies for long-term capital gains tax rates) which includes the length of time the participant held the shares delivered.

•

The participant will have to report compensation income on any additional shares received in an amount equal to the difference between the value of those additional shares and the amount of cash, if any, paid for the shares. This income, together with the amount paid for the shares, will then be the participant’s basis in the shares for purposes of determining the participant’s taxable gain or loss on any later sale of the shares.

If the shares used to exercise a nonstatutory option were acquired by exercising an incentive stock option or under an employee stock purchase plan, the participant’s use of those shares may constitute a “disqualifying disposition” of those shares, as explained below under “Incentive Stock Options.”

Sale of Shares. A participant may also have to report taxable gain or loss when selling a share received on exercise of a nonstatutory option. The amount of gain or loss that the participant must report will be measured by the difference between the amount that the participant receives from selling that share and the participant’s basis in the share. Any such gain or loss will be a capital gain or loss. Capital gains qualify to be taxed at long-term capital gains tax rates rather than the rates which apply to compensation income if the participant has held the share more than one year.

Incentive Stock Options.

Grant. Participants will not have to report any taxable income upon receipt of an incentive stock option.

Exercise with Cash. In most cases participants will not have to report any taxable income when exercising an incentive stock option with cash. However, the federal income tax system includes a separate tax, the alternative minimum tax, intended to ensure that taxpayers cannot completely eliminate all income taxes through the use of various special provisions of the Code. The special treatment of incentive stock options generally does not apply for purposes of calculating whether participants owe any alternative minimum tax, however, so for that purpose a participant will have to report the difference between the value of the shares on the date that the option is exercised and the amount the participant paid for the shares as though it were taxable compensation income. As a result, and depending on a participant’s particular circumstances, a participant may have to pay an alternative minimum tax when exercising an incentive stock option even though the participant has no taxable income for regular income tax purposes because the participant does not sell the shares acquired as a result of the exercise until a subsequent year.

Exercise with Stock. Subject to the discussion above regarding the alternative minimum tax, in most cases a participant also will not have to report any taxable income on exercising an incentive stock option with shares already owned but there will be other consequences unique to exercising an option with shares, as follows:

•

For purposes of determining the amount of gain or loss on any later sale of those shares, the number of shares that the participant receives on exercise whose value equals the value of the shares delivered will have a basis equal to the basis of the shares delivered and a holding period which includes the length of time the participant held the shares delivered. The additional shares received will have basis equal to any cash paid to exercise the option.

•

However, for purposes of determining whether any later sale of any of the shares received is a “disqualifying disposition” (described in “Sale of Shares” immediately below), all of the shares received will be treated as newly acquired.

•

In addition, if a participant later sells less than all of the shares received when exercising the incentive stock option with shares, the participant will be considered to have first sold the shares with the lowest basis.

•

If the participant acquired the shares used to exercise the option by exercising another incentive stock option or through an employee stock purchase plan, and the holding periods required for favorable tax treatment are not met with respect to the shares used, those shares will be treated as sold in a disqualifying disposition for purposes of reporting compensation income (that is, the participant will not have any capital gain or loss on exchanging those shares, but may be required to report compensation income as if the participant sold the shares).

Sale of Shares. A participant may have to report taxable gain or loss when selling a share received on exercise of an incentive stock option. The amount of gain or loss will be measured by the difference between the amount the participant receives from selling that share and the participant’s basis in the share. Any such gain or loss will usually be capital gain or loss. Capital gains qualify to be taxed at long-term capital gains tax rates rather than the rates which apply to compensation income if the participant had held the share more than one year. However, if the participant has a gain when selling a share received on exercising an incentive stock option, some or all of that gain will be taxed as compensation income if the participant sells that share

•	within two years from the date that the participant received the option, or

•	within one year after the participant exercised the option.

A participant’s sale of shares within the above time periods is known as a disqualifying disposition. In the case of a disqualifying disposition, a participant will have to report as additional compensation income the portion of the gain that the participant otherwise would report on selling the share equal to the difference between the value of the share at the date that the participant exercised the option and the amount that the participant paid for the share on exercise. Note that the amount of the participant’s compensation income will not be limited to the gain on the sale, but instead will include all of the difference between value and amount paid, if the participant’s sale is the type of transaction where a loss, had the participant sustained one, would not be recognized for federal income tax purposes such as, for example, a sale to certain relatives. Any such compensation income is not subject to income and employment tax withholding, but will be reported by the company to the IRS.

Restricted Stock Awards.

Grant and Lapse of Restrictions. A participant receiving an award of stock that is subject to a substantial risk of forfeiture will not have to report any taxable income except as follows:

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If the participant makes an “83(b) election” (described below), at the date that the participant receives the restricted stock award, the participant will have to report compensation income equal to the difference between the value of the shares and the price paid for the shares, if any. Value is determined without regard to the risk of forfeiture that applies to the award.

•

If the participant does not make an “83(b) election” (described below), at the date or dates the substantial risk of forfeiture which applies to the award expires, the participant will have to report compensation income equal to the difference between the value of the shares and the price paid for the shares, if any.

83(b) Elections. An 83(b) election is a special tax election that a participant can make to have any risk of forfeiture that otherwise applies to a restricted stock award disregarded for tax purposes. An 83(b) election has three effects. First, the participant will have to report compensation income, if any, at the time that the shares are received, rather than later as the risk of forfeiture expires. Second, the amount of the participant’s compensation income will be based on the value of the shares when the participant receives the shares (disregarding the risk of forfeiture) rather than based on the value as the risk of forfeiture expires. Third, the date that the participant is first treated as holding the shares for purposes of later determining whether the participant qualifies for the tax rates that apply to long-term capital gains or losses will be the date that the participant receives the award rather than the date or dates the risk of forfeiture which applies to the award expires. An 83(b) election must be made within 30 days of receiving a restricted stock award, and generally cannot be revoked once made.

Sale of Shares. A participant may have to report taxable gain or loss when selling shares received as a restricted stock award. The amount of gain or loss that the participant must report will be measured by the difference between the amount received on selling those shares and the participant’s basis in the shares. A participant’s basis in the shares is the amount that the participant paid for the shares, if any, plus the amount of compensation income the participant previously reported in connection with the restricted stock award. Any such gain or loss will be a capital gain or loss. Any such gain will qualify for long-term capital gains tax rates rather than the rates which apply to compensation income if the participant held the awarded shares more than one year after the date that the participant received the shares, assuming the participant makes an 83(b) election. If the participant does not make an 83(b) election, then the participant must have held the awarded shares more than one year after the date or dates the risk of forfeiture which applies to the award expires to qualify for long-term capital gains tax rates.

Forfeiture of Shares. If a participant should forfeit a restricted stock award, the participant will have to report taxable gain or loss based on the difference between the amount paid for the award and the amount received on forfeiture, if anything. That gain or loss will be an ordinary gain or loss if the participant did not make a Section 83(b) election and capital gain or loss if the participant did make a Section 83(b) election. Note that if the participant made an 83(b) election and the shares are subsequently forfeited, only the amount paid for the shares, and not any amount of compensation income recognized because of the Section 83(b) election, will be taken into account for purposes of determining the participant’s capital gain or loss.

Stock Appreciation Rights; Restricted Stock Unit Awards.

A participant will generally recognize taxable income on receipt of cash or other property pursuant to an award of stock appreciation rights or restricted stock units. The amount that the participant must report is the difference between the amount of cash or value of the shares received and the amount, if any, paid for any such shares. This income will be taxed to the participant just as any other income received as compensation for services.

Performance Awards.

Participants will generally recognize taxable income in connection with the grant and/or vesting of performance awards depending upon the form of the grant as described above (e.g., restricted stock award or restricted stock unit award).

Section 16 Officers and Directors.

For tax purposes, shares acquired upon exercise of an option or as a restricted stock award may be considered subject to a substantial risk of forfeiture if the sale of such shares at a profit could subject the seller to Section 16(b) liability. The existence of a substantial risk of forfeiture may change some of the tax consequences described above. In these circumstances, participants should consult their tax advisers regarding the tax consequences of an exercise of an option or receipt of an award of restricted stock.

Company Deductions; Tax Withholding.

Except as has been previously described, whenever a participant has to report compensation income in connection with an award, TriCo generally will be entitled to deduct the same amount in computing its taxable income and TriCo must withhold income and employment taxes based on that compensation income if paid to a participant as an employee. Participants are responsible for ensuring that adequate funds are available to TriCo for such withholding.

2001 Stock Option Plan

General. In 2001, TriCo adopted a 2001 stock option plan for key officers, employees, directors and consultants, as subsequently approved by shareholders, which provides that options to purchase an aggregate of 2,124,650 shares of our common stock may be granted under the plan. With the adoption of the 2009 plan, the company decided that it would make no additional grants of options under the 2001 plan, even though there were 128,140 shares still available for grant under the 2001 plan. Vesting schedules are determined individually for each grant. The stock options that we have issued to our executives were granted at exercise prices equal to the fair market value of TriCo stock on the date of grant. Aside from certain stock options granted to our directors, which vest in their entirety on the first anniversary of the grant date, all stock options granted vest ratably over a five-year period beginning either on the grant date or the first anniversary of the grant date.

The 2001 plan authorized the issuance incentive stock options and non-qualified stock options. The plan imposes individual limitations on the amount of certain awards so that no single participant may generally receive options in any calendar year that relate to more than $1 million. Finally, options may generally be adjusted to prevent dilution or enlargement of benefits when certain events occur, such as a stock dividend, reorganization, recapitalization, stock split, combination, merger or consolidation.

The 2001 plan is administered by our compensation and management succession committee, which is authorized to: (i) amend the terms and conditions of any option, including the vesting schedule, (ii) interpret the rules relating to the plan, and (iii) otherwise administer the plan. See “Potential Payments Upon Termination or Change of Control.”

Tax consequences to TriCo and to participants receiving options vary with the type of option. The plan is not intended to be a “qualified plan” under Section 401(a) of the Internal Revenue Code.

Grants of Plan-Based Awards for 2012

The following table presents information concerning plan-based awards granted to each named executive in 2012:

		Estimated possible			Estimated future			All other option
		payouts under non-equity			payouts under equity			awards:		Exercise	Grant
		incentive plan awards			incentive plan awards			number of		or base	date fair
Name	Grant Date	Thresh- old ($)	Target ($)	Maxi- mum ($)	Thresh- old (#)	Target (#)	Maxi- mum (#)	securities underlying options (#)		price of option awards ($/Sh)	value of option award ($) (1)
Mr. Smith	5-22-2012	—	—	—	—	—	—	40,000	(2)	15.34	270,400
Mr. Smith	2-28-2012	—	246,683	493,365				—		—	—
Mr. Reddish	5-22-2012	—	—	—	—	—	—	20,000	(2)	15.34	135,200
Mr. O’Sullivan	5-22-2012	—	—	—	—	—	—	15,000	(2)	15.34	101,400
Mr. Carney	5-22-2012	—	—	—	—	—	—	20,000	(2)	15.34	135,200
Mr. Bailey	5-22-2012	—	—	—	—	—	—	20,000	(2)	15.34	135,200

(1)	Reflects the reflect the fair value of the option awards on the grant date determined in accordance with FASB ASC Topic 718, using the valuation assumptions described in the “Notes to the Consolidated Financial Statements” section of our Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC.
(2)	Reflects stock options granted under our 2009 stock option plan which vest in five equal installments each year beginning on the first anniversary of the grant date.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table presents information for all stock option awards held by the named executives as of December 31, 2012. There are no stock awards outstanding for any of the named executives. All stock options vest in five equal installments each year beginning on the grant date unless indicated otherwise in the chart below.

	Option Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)(1)	Option expiration date
Mr. Smith	4,000	—		—	$12.60	5/13/2013
	100,000	—		—	$12.71	7/8/2013
	51,520	—		—	$17.38	2/17/2014
	4,000	—		—	$17.40	5/4/2014
	4,000	—		—	$20.58	5/24/2015
	4,000	—		—	$25.91	5/23/2016
	45,000	—		—	$24.46	8/22/2016
	4,000	—		—	$22.54	5/22/2017
	45,000	—		—	$22.54	5/22/2017
	2,000	—		—	$15.40	5/20/2018
	9,600	2,400	(2)	—	$15.40	5/20/2018
	4,000	—		—	$17.54	5/25/2020
	24,400	36,600	(3)	—	$17.54	5/25/2020
	4,000	—		—	$14.54	12/20/2021
	10,000	40,000	(4)	—	$14.54	12/20/2021
	—	40,000	(5)	—	$15.34	5/22/2022
Mr. Reddish	40,000	—		—	$12.71	7/8/2013
	25,000	—		—	$17.38	2/17/2014
	10,000	—		—	$19.35	2/22/2015
	19,100	—		—	$22.54	5/22/2017
	6,800	1,700	(2)	—	$15.40	5/20/2018
	10,000	15,000	(3)	—	$17.54	5/25/2020
	6,000	24,000	(4)	—	$14.54	12/20/2021
	—	20,000	(5)	—	$15.34	5/22/2022
Mr. O’Sullivan	5,000	—		—	$17.38	2/17/2014
	10,000	—		—	$19.35	2/22/2015
	19,400	—		—	$22.54	5/22/2017
	6,400	1,600	(2)	—	$15.40	5/20/2018
	6,000	9,000	(3)	—	$17.54	5/25/2020
	2,000	10,000	(4)		$14.54	12/20/2021
	—	15,000	(5)	—	$15.34	5/22/2022
Mr. Carney	10,765	—		—	$12.71	7/8/2013
	20,000	—		—	$17.38	2/17/2014
	7,500	—		—	$19.35	2/22/2015
	8,360	2,090		—	$22.54	5/22/2017
	3,200	800	(2)	—	$15.40	5/20/2018
	8,000	12,000	(3)	—	$17.54	5/25/2020
	6,000	24,000	(4)	—	$14.54	12/20/2021
	—	20,000	(5)	—	$15.34	5/22/2022
Mr. Bailey	52,500	—		—	$22.54	5/22/2017
	4,000	1,000	(2)	—	$15.40	5/20/2018
	9,600	14,400	(3)	—	$17.54	5/25/2020
	6,000	24,000	(4)	—	$14.54	12/20/2021
	—	20,000	(5)	—	$15.34	5/22/2022

(1)	The exercise price equals the market value on the grant date.
(2)	Vest on May 20, 2013.
(3)	Vest in two equal installments each year beginning May 25, 2013.
(4)	Vest in four equal installments each year beginning December 20, 2013.
(5)	Vest in five equal installments each year beginning May 22, 2013.

Option Exercises for 2012

The following table presents information on stock options exercised by each of the named executives in 2012 and the aggregate dollar amount realized on exercise.

Option Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($) (1)
Mr. Smith	4,000	14,780
Mr. Reddish	—	—
Mr. O’Sullivan	—	—
Mr. Carney	—	—
Mr. Bailey	—	—

(1)	The aggregate dollar value realized upon the exercise of an option represents the difference between the market price of the underlying shares on the date of exercise and the exercise price of the option.

Pension Benefits

Effective January 1, 2004, we adopted a supplemental executive retirement plan to provide supplemental retirement benefits to our key employees. This plan replaced a supplemental retirement plan for executives that we originally adopted in 1987, and any benefits accrued by an executive as of December 31, 2003 under the earlier plan will now be paid under terms of the 2004 plan. We select the key employees who will participate in this plan. The plan is nonqualified, unsecured and unfunded. The plan was amended and restated effective January 1, 2009 to incorporate changes required by Internal Revenue Code 409A, and to add a new provision for anyone who is designated as a participant on or after January 1, 2009.

For participants under the 2004 plan as of December 31, 2008, commencing on the first day of the month coinciding or following the participant’s normal retirement date, the bank is obligated to pay to the participant a monthly cash benefit equal to the target retirement percentage (ranges from 0 to 70 percent depending on years of credited service) multiplied by the participant’s final average compensation (defined as the 36 full consecutive months of employment during which the participant’s compensation is the highest divided by 36) less the sum of the participant’s monthly estimated primary Social Security benefit and the participant’s ESOP offset. For participants who enter the 2004 Plan on or after January 1, 2009, commencing on the first day of the month following a participant’s normal retirement date the bank is obligated to pay to the participant a monthly retirement cash benefit equal to the target retirement percentage (ranges from 0 to 45 percent depending on years of credited service) multiplied by the participant’s final average compensation for the remainder of the participant’s life.

For purposes of this plan, “normal retirement date” means the date on which the participant terminates employment if such termination occurs on or after the participant’s attainment of age 62. “Early retirement date” means the date on which a participant terminates employment if such termination occurs on or after such participant’s attainment of age 55 and completion of 15 years of credited service, but prior to normal retirement date. If the participant receives a supplemental retirement benefit under this plan before the normal retirement date, the monthly cash benefit shall be reduced by 0.5 percent per month for each month by which the benefit commencement date precedes the participant’s age 62, and in no case shall the commencement of benefits precede the participant’s 55th birthday.

The following table presents certain information concerning the benefits of the named executives under our supplemental executive retirement plan:

Name	Plan Name	Number of years credited service (#)	Present value of accumulated benefit ($) (1)	Payments during 2012 ($)
Mr. Smith	Supplemental Executive Retirement Plan	19	3,708,814	—
Mr. Reddish	Supplemental Executive Retirement Plan	18	1,532,805	—
Mr. O’Sullivan	Supplemental Executive Retirement Plan	27	1,099,845	—
Mr. Carney	Supplemental Executive Retirement Plan	15	1,202,600	—
Mr. Bailey	Supplemental Executive Retirement Plan	5	232,714	—

(1)	The value as of December 31, 2012, is determined using assumptions consistent with those used in note 25 of our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2012.

Nonqualified Deferred Compensation

Our 2005 deferred compensation plan provides our executives with the opportunity to defer all or part of their salaries and bonuses until retirement, termination from employment or death. An executive can defer up to a lifetime maximum of $1.5 million for all deferrals under this plan and our predecessor plan which permitted deferrals from 1987 until 2004. An executive who elects to defer his compensation for any year must defer a minimum of $200 per month. The plan permits us to make discretionary contributions to an executive’s account. Each year since the plan’s inception we have credited to each executive’s account a contribution based on our contributions made for him under our ESOP for that year. This plan is nonqualified, unsecured and unfunded.

Monthly interest is credited to an executive’s account at the rate of 1% higher than the monthly equivalent of the annual yield of the Moody’s corporate bond yield index for the preceding month. From the time that his employment with us ends until his benefit is paid, an executive’s account under the plan is credited with interest each month at the monthly equivalent of the annual yield of the Moody’s average corporate bond yield index for the preceding month.

Executives are immediately 100% vested in their own contributions and in our reoccurring contributions credited to their account. We determine the vesting rate for any discretionary contributions credited to an executive’s account as well as for the interest related to these contributions. If an executive is terminated for cause, our compensation and management succession committee can decide whether the interest credited to the executive’s account with respect to his deferrals, our discretionary contributions and our reoccurring contributions are forfeited. The distribution of an executive’s plan benefit in the event of a change of control or other termination is described at “Potential Payments Upon Termination or Change of Control.”

Any deferrals made by an executive, our discretionary contributions, our reoccurring contributions credited to his account prior to January 1, 2005, and the related interest, are governed by a predecessor deferred compensation plan for executives that we adopted in 1987. An executive’s account under the 1987 plan is credited with interest each month at a rate that is 3% higher than the monthly equivalent of the annual yield of the Moody’s average corporate bond yield index for the preceding month, but otherwise the 1987 plan is similar to the 2005 plan in most respects.

The following table presents information concerning nonqualified deferred compensation under both plans for each of the named executives:

Name	Executive contributions in 2012 ($) (1)	TriCo contributions in 2012 ($)	Aggregate earnings in 2012 ($)(2)	Aggregate withdrawals/ distributions ($)	Aggregate balance at 2012 year end ($)
Mr. Smith	—	—	17,594	—	292,206
Mr. Reddish	—	—	—	—	—
Mr. O’Sullivan	—	—	47,475	—	680,522
Mr. Carney	5,203	183	16,378	—	260,273
Mr. Bailey	—	—	—	—	—

(1)	These amounts were included as salary paid to such officer in the summary compensation table on page 20
(2)	The following amounts were included in the summary compensation table on page 20 as above-market rates earned under our executive nonqualified deferred compensation plan: Mr. Smith, $9,357; Mr. O’Sullivan, $28,413; and Mr. Carney, $9,149.

CEO Employment Agreement

In March, 2013, we entered into an employment agreement with Richard Smith, our president and chief executive officer, which provided Mr. Smith with a base annual salary of $508,165 for 2013 with future increases as determined by the compensation and management succession committee. Mr. Smith is also eligible to receive an annual incentive bonus under the CEO Incentive Plan and stock options and other awards under our 2009 stock option plan. Mr. Smith’s employment agreement also provides that Mr. Smith is entitled to 20 paid vacation days annually and a car allowance of $1,000 per month or use of an automobile owned or leased by TriCo, membership in a country club and reimbursement of other reasonable out-of-pocket expenses incurred in the performance of his duties. Mr. Smith is also eligible to participate in our 401(k) savings plan, our employee stock ownership plan, our executive deferred compensation plan and our supplemental executive retirement plan. Finally, Mr. Smith and his dependents receive disability, health, dental or other insurance plans available to all of our employees.

The term of Mr. Smith’s employment agreement ends in April 2014, but the agreement automatically extends for an additional year term each year unless one party notifies the other party to the contrary 90 days prior to the renewal date. If Mr. Smith is terminated without cause and not in connection with a change of control, then TriCo will pay to Mr. Smith all amounts earned or accrued as salary and a prorated amount of Mr. Smith’s minimum guaranteed annual bonus through the date of termination. In addition, TriCo would pay Mr. Smith the amount of his salary that would be payable if his employment had not been terminated until the end of the then-current term. If Mr. Smith’s employment is terminated in various circumstances as described under “Potential Payments Upon Termination or Change of Control,” then Mr. Smith would be entitled to receive the potential benefits described in that section.

Potential Payments Upon Termination or Change of Control

Change of Control Agreements. Each named executive has entered into an agreement with TriCo that provides him with benefits if TriCo experiences a change of control. If a change of control occurs and the executive’s employment is terminated other than for “cause” or the executive terminates his employment after a substantial and material negative change in his title, compensation or responsibilities within one year after such change of control, then the executive is entitled to receive a severance payment equal to twice the combined amount of his annual salary in effect at the time plus his most recent annual bonus, paid in 24 equal monthly installments; provided that the present value of those payments shall not be more than 299% of executive’s compensation as defined by section 280G of the Internal Revenue Code (“Section 280G”). The effect of this provision is that deductions for payments made under these agreements will not be disallowed due to Section 280G. All of our executives’ change of control agreements are currently scheduled to expire in 2013, except for Mr. Smith’s agreement which renews with his employment agreement each year. However, each agreement will automatically renew for an additional one-year period unless terminated by either party 90 days prior to such anniversary date. In exchange for receiving the benefits under the agreement, each executive has agreed to keep confidential all of TriCo’s trade secrets.

A “change of control” as defined in Mr. Smith’s employment agreement generally occurs in connection with:

•	a person becoming the owner of 20% or more of our outstanding common stock,

•	a person or group acquiring assets of TriCo having a value equal to one third or more of all of TriCo’s assets,

•	a person or group acquiring 50% or more of the total ownership of TriCo, based on either fair market value or voting power,

•	a replacement of at least a majority of our directors.

A “change of control” as defined in our executives’ change of control agreements (other than Mr. Smith’s employment agreement”) generally occurs in connection with:

•	a person becoming the beneficial owner of 40% or more of our outstanding common stock,

•	the purchase of our common stock pursuant to a tender or exchange offer,

•	our shareholders’ approval of the merger of TriCo where TriCo is not the surviving corporation, the sale of all of our assets or TriCo’s dissolution, or

•	a replacement of at least a majority of our directors.

For “cause” as defined in these agreements means:

•	an employee’s dishonesty, disloyalty, willful misconduct, dereliction of duty or conviction of a felony or other crime the subject matter of which is related to his duties for TriCo,

•	an employee’s commission of an act of fraud or bad faith upon TriCo,

•	an employee’s willful misappropriation of any funds or property of TriCo, or

•	an employee’s willful continued and unreasonable failure to perform his duties or obligations.

Upon termination of an executive’s employment or service, a participant will generally have 90 days following termination of employment or service to exercise any vested options. All options which are not exercised prior to 90 days after the date the executive ceases to serve as an employee of TriCo shall be forfeited. If an executive is terminated for cause, all right to exercise his vested options terminates on the date of the executive’s termination.

Nonqualified Deferred Compensation Plans. An executive’s plan benefit is generally payable upon his retirement, separation from employment or death. However, if an executive is terminated for cause, our compensation and management succession committee can determine in its discretion whether the interest credited to the executive’s account with respect to his deferrals and any contributions made by TriCo are forfeited. For “cause” as defined in this plan is generally the same as an “involuntary termination” under our supplemental executive retirement plan described below. An executive can also elect in advance to receive a distribution of his plan benefit in the event of a change of control. A “change of control” as defined under our 2005 deferred compensation plan generally means:

•	the acquisition of more than 50% of our outstanding stock,

•	the acquisition in 12 months or less of at least 35% of our stock,

•	the replacement in 12 months or less of a majority of our directors, or

•	the acquisition in 12 months or less of at least 40% of our assets.

In addition to any advance election to receive his benefit in the event of a change of control, the executive can make an advance election as to the time and form for his benefit distribution after his separation from employment. In all cases, other than a distribution to satisfy his severe financial hardship, the executive may elect to receive his benefit payments in a lump sum or in annual installments over 5, 10 or 15 years. An executive’s distribution election can be changed in advance of his retirement or other separation in accordance with Section 409A of the Internal Revenue Code. All distributions under the plan are subject to Section 409A of the Internal Revenue Code including, for example, the rule that an employee who is a “specified employee” may not receive a distribution of his benefit until at least 6 months following his separation.

Supplemental Executive Retirement Plans. Under our 2004 supplemental executive retirement plan, if, following a change of control, a participant retires after age 55, is terminated without cause or voluntarily terminates within 24 months, he is entitled to a supplemental retirement benefit. The monthly lifetime benefit is determined by a formula based on the executive’s highest average compensation, including salary and bonus, for 36 of the last 60 months of his employment and his years of service when he ceases employment. The executive is entitled to a supplemental retirement benefit under the plan without regard to the minimum number of years of service that would be required if his retirement or termination had occurred before the change of control. An executive’s benefit is reduced by the sum of his ESOP and social security benefits. In general, his monthly benefit payments begin on the first day of the month after his retirement or other termination from employment following a change of control without any reduction for payment of this benefit prior to age 62, as would be the case if he had retired or terminated before a change of control. See “Pension Benefits” for a description of benefits payable not in connection with a change of control. A “change of control” as defined under this plan is generally the same as under our executive change of control agreements. An involuntary termination with cause as defined in this plan generally means a termination due to:

•	gross negligence or gross neglect,

•	commission of a felony, misdemeanor or any other act involving moral turpitude, fraud or dishonesty which has a material adverse impact on TriCo,

•	willful and intentional disclosure, without authority, of any secret or confidential information that has a material adverse impact on TriCo, or

•	willful and intentional violation of the rules of any regulatory agency that has a material adverse impact on TriCo.

Joint Beneficiary Agreements. In 2003 we entered into joint beneficiary agreements with each of our executives named in the Summary Compensation Table other than Mr. Bailey. Under these agreements, Tri Counties Bank purchased a life insurance policy on the executive’s life and the executive may designate beneficiaries to receive his share of the death proceeds, if any. The value of the benefits that would be received by the executive’s beneficiaries depends on the executive’s age at the time of death, whether the executive was eligible for benefits under our supplemental executive retirement plan, and the cash value of the plan compared to the benefits payable on death.

Summary. The amounts listed in the following table are estimated maximum amounts that would have been payable to our executives upon termination of employment in certain circumstances if payment had occurred on December 31, 2012. The actual amounts payable can only be determined when an executive is terminated from TriCo and can be more or less than the amounts shown below, depending on the facts and circumstances actually prevailing at the time of the executive’s termination of employment. Our compensation and management succession committee may in its discretion revise, amend or add to the benefits if it deems advisable. Thus, the actual amounts payable in certain circumstances could be significantly greater or less than the estimated amounts shown in the table below.

Name	Benefit	Involun- tary termina- tion for cause ($)	Involuntary termination not for cause ($)	Retirement or voluntary resignation ($)	Death ($)	Disability ($)	After change in control, involuntary or good reason termination ($)
Mr. Smith	Severance pay(1)	0	328,910	0	0	0	986,730
	Option vesting acceleration(2)	0	0	0	0	0	148,040
	Supplemental executive retirement plans(3)	0	3,708,814	3,708,814	0	3,708,814	3,708,814
	Deferred compensation plan(4)	156,000	292,206	292,206	292,206	292,206	292,206
	Joint beneficiary agreement(5)	0	0	0	5,291,750	0	0

	Total	156,000	4,329,930	4,001,020	5,583,956	4,001,020	5,135,790

Mr. Reddish	Severance pay(1)	0	0	0	0	0	603,488
	Option vesting acceleration(2)	0	0	0	0	0	83,535
	Supplemental executive retirement plans(3)	0	1,532,805	1,532,805	0	1,532,805	1,532,805
	Deferred compensation plan(4)	0	0	0	0	0	0
	Joint beneficiary agreement(5)	0	0	0	1,843,088	0	0

	Total	0	1,532,805	1,532,805	1,843,088	1,532,805	2,219,828

Mr. O’Sullivan	Severance pay(1)	0	0	0	0	0	493,312
	Option vesting acceleration(2)	0	0	0	0	0	45,410
	Supplemental executive retirement plans(3)	0	1,099,845	1,099,845	0	1,099,845	1,099,845
	Deferred compensation plan(4)	263,465	680,522	680,522	680,522	680,522	680,522
	Joint beneficiary agreement(5)	0	0	0	1,681,443	0	0

	Total	263,465	1,780,367	1,780,367	2,361,965	1,780,367	2,319,089

Mr. Carney	Severance pay(1)	0	0	0	0	0	484,622
	Option vesting acceleration(2)	0	0	0	0	0	82,320
	Supplemental executive retirement plans(3)	0	1,202,600	1,202,600	0	1,202,600	1,202,600
	Deferred compensation plan(4)	130,480	260,273	260,273	260,273	260,273	260,273
	Joint beneficiary agreement(5)	0	0	0	1,561,790	0	0

	Total	130,480	1,462,874	1,462,874	1,822,063	1,462,874	2,029,816

Mr. Bailey	Severance pay(1)	0	0	0	0	0	498,388
	Option vesting acceleration(2)	0	0	0	0	0	82,590
	Supplemental executive retirement plans(3)	0	77,751	0	0	232,714	232,714
	Deferred compensation plan(4)	0	0	0	0	0	0
	Joint beneficiary agreement(5)	0	0	0	0	0	0

	Total	0	77,751	0	0	232,714	813,692

(1)	Payment based on annual salary as of December 31, 2012.
(2)	The value of accelerated stock option amounts represents the number of shares issuable upon the exercise of stock options for which vesting is accelerated multiplied by the difference between the market value on December 31, 2012, and the option exercise price. The closing price of our common stock on December 31, 2012, was $16.66 per share. Stock option vesting is accelerated following a change of control regardless of an executive’s termination of employment.
(3)	Represents an estimate of the present value of the accumulated benefit obligation under our supplemental executive retirement plans as of December 31, 2012, as adjusted to reflect the effect of vesting considerations in the termination situations indicated.
(4)	The value of the benefits under our deferred compensation plans assumed that the executive received a lump sum payment. Participants are fully vested in amounts deferred and interest earned on such deferrals. In calculating the value of deferred compensation plans in the event of involuntary termination for cause, assumes that our compensation and management succession committee determined that the executive forfeited interest on his deferrals and any contributions made by TriCo.
(5)	Represents the lesser of the difference between death benefit and the cash value of the executive’s life insurance policies and the amount specified in the joint beneficiary agreement.

Regardless of the manner in which an executive’s employment terminates, he is also generally entitled to receive amounts earned during his term of employment. Such amounts include:

•	salary earned,

•	annual incentive bonus compensation earned,

•	gain on exercise of vested stock options granted pursuant to our stock option plan,

•	amounts contributed under our 401(k) savings plan and our ESOP, and

•	unused vacation pay.

Securities Authorized For Issuance Under Equity Compensation Plans

The information in the following table is provided as of the end of the fiscal year ended December 31, 2012 with respect to compensation plans (including individual compensation arrangements) under which equity securities are issuable:

Plan category	(a) No. of securities to be issued upon exercise of outstanding option, warrants and rights	(b) Weighted average exercise price of outstanding option, warrants and rights	(c) No. of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by securities holders(1)	1,393,935	17.07	72,000
Equity compensation plans not approved by security holders	—	—	—
Total	1,393,935	17.07	72,000

(1)	Includes the 2001 stock option plan and the 2009 equity incentive plan. The Board of Directors elected to freeze and make no further grants under the 2001 stock plan effective upon shareholder approval of the 2009 equity incentive plan. Accordingly, column (c) includes only shares issuable under the 2009 equity incentive plan.

Analysis of Employee Compensation Plan Risks

The compensation committee reviewed each employee incentive compensation plan to determine whether the plan includes features that would encourage the manipulation of our reported earnings to enhance the compensation of any employee, and how compensation policies may be used to mitigate risks. In addition to the incentive plans in which the named executive officers participate, we have established incentive plans for certain bank employees that reward performance based on product referrals, business development and profitability as well as long-term incentive awards including stock options and restricted stock awards. The compensation committee limited its review to these plans, which are the only plans under which the amount payable is based, directly or indirectly, on the company’s reported earnings.

The compensation committee believes that the features of these incentive compensation plans, either alone or combined with the systems of controls in place, do not encourage unnecessary or excessive risk and do not encourage the manipulation of reported earnings to enhance the compensation of any employee.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Our executive compensation program is designed to support TriCo’s mission to:

•	Improve the financial success and well-being of our shareholders, customers, communities and employees;

•	Provide opportunities for our people to achieve unparalleled personal and professional success; and

•	Enable our shareholders to achieve the exceptional rewards of ownership.

You should read this section of the proxy statement in conjunction with the advisory vote that we are conducting on the compensation of our named executive officers (see Item 2 – Advisory (Non-binding) Vote to Approve Executive Compensation on page 5). This Compensation Discussion and Analysis contains information that is relevant to your voting decision.

Our Compensation Discussion and Analysis is organized into three sections:

Section 1- Executive Summary

Section 2- Performance and Pay

Section 3- Compensation Process and Decisions

Section 1—Executive Summary

Our Response to Say on Pay Vote:

Following our 2011 “Say on Pay” proposal in which a majority of shareholders voted in favor of the proposal, but at a level lower than we found satisfactory, the compensation and management succession committee (the “Committee”) took a number of steps to address the concerns of our major shareholders and proxy advisors. In 2012, we were pleased to receive over 90% support for our “Say on Pay” proposal. Our Board of Directors, the Committee, and our executive team will continue to review our executive compensation practice and look for opportunities to improve it. In the past year we took the following steps:

a.	The Committee reengaged Radford, an Aon Hewitt Company (“Radford”), a leading human resources consulting firm, to perform a review of our executive compensation program and make recommendations for enhancements. The Committee’s decision to engage Radford was made by the Committee and was not made or recommended by management.

b.	We reviewed Institutional Shareholder Services (“ISS”) and Glass Lewis analysis to understand concerns about our compensation program.

c.	We reviewed alternative equity vehicles and mixes including the use of performance based metrics before reaffirming that stock options provide the best alignment with shareholders by keeping management focused on increasing the stock price.

d.	We implemented a stock ownership policy requiring that our chief executive officer, executive vice presidents, and Board of Directors acquire and maintain minimum positions in company stock.

e.	We continue to evaluate additional policies that can further bolster or enhance our commitment to true pay-for-performance.

Financial Highlights:

In 2012, the company accomplished the following:

•	Net income of $1.18 per diluted share, an increase from $1.16 in 2011.

•	Net interest income (FTE) for the year ended December 31, 2012 was $101,629,000, an increase of $8,576,000 or 9.2% compared to the year ended December 31, 2011.

•	Non Performing Assets decreased from $102,063,000 at December 31, 2011, to $80,014,000 at December 31, 2012.

•	Provision for loan losses declined from $23,060,000 in 2011 to $9,423,000 in 2012.

•	As of December 31, 2012, Total Capital (to risk weighted assets) was 14.53% versus 13.94% on December 31, 2011.

•	Paid $0.36 per share in cash dividends in 2012.

Other Highlights:

In 2012, the company:

•	Opened a new branch in Colusa, California.

•	Closed two in-store branch locations in West Sacramento and American Canyon, California.

•	Continued to implement numerous changes in order to comply with requirements under the “Dodd Frank Act”.

•	Continued to support programs for needed community programs and schools in our service area.

Summary of Compensation Decisions:

•	Base salary for Mr. Smith was increased 2% for 2013.

•	Merit increases for the other named executive officers increased 2-3% for 2013.

•

The company exceeded the requirements for a 100% payout of the financial component of the 2012 annual incentive plans; however, the Committee utilized its discretion to limit the payout to no more than target.

•	Mr. Smith received a bonus of 30% (target is 50%) of base salary and bonuses to named executive officers were all set at 20% of base salary.

•	The Committee implemented stock ownership guidelines for the CEO, executive vice presidents, and the Board of Directors.

•	The Committee considered alternatives to the current equity mix of 100% stock options, but reaffirmed that the mix provided a strong link between realizable pay and performance.

Section 2—Performance and Pay

We have long maintained a strong pay-for-performance philosophy that links executive compensation to achievement of the operating and financial goals set by the Board. We anticipate that growth in net earnings per share and a continued focus on maintaining a strong balance sheet will be positively reflected in our stock price.

Following the 2011 Say on Pay Vote, we engaged Radford to review our executive compensation program and provide recommendations where appropriate. We also reviewed ISS’s report that cited a pay-for-performance disconnect between the compensation paid to our chief executive officer and the total return realized by our shareholders in 2010. At the heart of our disagreement with their conclusions was an acknowledged difference as to whether stock options are a form of performance based compensation. The Committee believes firmly that stock options are inherently performance based and align potential compensation to the executive with increased shareholder value. We realize that it is important to understand ISS’s concerns and address them to the extent they are consistent with the goals of our executive compensation program. As such, we delayed the 2011 grant until the end of the year when we knew financial performance warranted the grant and reaffirmed our belief that stock options are performance based and were the most appropriate equity vehicle.

Prior to the issuance of any equity during 2012, the Committee evaluated whether the current mix of 100% options should be reevaluated in order to strengthen the link between pay and performance. After evaluating alternatives, the Committee still felt 100% stock options provided for a strong alignment between potential realizable pay and company performance. Not only must total stock return be positive in order for stock options to have value to the option holder, it must all exceed the dividend yield because option holders do not benefit from dividends being paid prior to exercise. TriCo’s current dividend yield exceeds 2% annually.

In 2012, the company achieved the following results, compared with prior periods:

Financial Metric	12/31/12	12/31/11	12/31/10
Net income per diluted share	$1.18	$1.16	$0.37
Non-performing assets to total assets ratio	3.07%	3.99%	3.92%
Loans, net of allowance at FYE (000’s)	$1,522,175	$1,505,118	$1,377,000
Deposits at FYE (000’s)	$2,289,702	$2,190,536	$1,852,173
Dividends declared per share	$0.36	$0.36	$0.40
Total risk based capital ratio	14.5%	13.9%	14.2%

The following graph shows TriCo’s total shareholder return compared with the KRX total return index over the past five years. The KRX is a regional bank stock index compiled by Keefe Bruyette and Woods, a global investment bank focused on the financial services sector. The index is comprised of 50 regional bank stocks, ranging in size from $2.9 billion to $32.6 billion in assets.

As the chart indicates, while the return to investors has been virtually flat over the past five years (and down from the peak during 2008), we have managed to stay slightly above the KRX total return index during this time. Further, we’ve made compensation decisions that reflect a pay-for-performance commitment. Prior to last year, no bonuses were paid to our chief executive officer for the last four out of five years and the last three out of five years for the executive team. Furthermore, the executives’ stock options granted since 2007 still have little or no value that can be gained until the stock price increases above the exercise prices for those options.

Compensation Philosophy

TriCo’s executive compensation program is designed to maximize shareholder value by aligning compensation with TriCo’s performance and to attract, retain, motivate and reward a highly qualified executive management team. The Committee believes that these objectives can best be met by linking compensation to the achievement of both individual and corporate performance.

The underlying philosophy behind our compensation program is very straightforward: We pay competitive salaries and reward executives for enhancement of shareholder value and sustained individual superior performance. Consistent with this philosophy is our commitment to offer fair pay based on the respective roles of our executives, the market value of their jobs and the opportunity to earn additional cash and non-cash compensation when they provide superior performance.

Role of the Compensation and Management Succession Committee

The Committee has the primary authority to determine TriCo’s compensation philosophy and to establish compensation for Richard P. Smith, our chief executive officer, and our other executive officers. Each component of compensation for our executives is generally administered under the direction of our Committee and is reviewed on an annual basis to ensure that remuneration levels and benefits are competitive and reasonable using the guidelines described below. In determining each level of compensation and the total compensation package, the Committee reviews a variety of sources to determine and set compensation. Mr. Smith aids the Committee by providing annual recommendations regarding the compensation of all executive officers, other than himself. The Committee can exercise its discretion in modifying any recommended adjustments or awards to the executives. Each executive also participates in an annual performance review with Mr. Smith to provide input about his contributions to TriCo’s success for the period being assessed.

While the Committee does not set compensation at specific percentage levels compared to the market, the Committee does seek to provide salary, incentive compensation opportunities and employee benefits that fall within the average practice of our competitors. The Committee periodically, and as warranted, considers compensation levels of executives with similar qualifications and experience at banks of similar size. In 2011 and 2012 the Committee retained Radford to assist in identifying a peer group of competitive banks as a baseline comparator to which we would refer when establishing executive compensation on a go forward basis. The Committee has developed a compensation peer group consisting of 15 publicly traded bank holding companies which the Committee believed were similar to TriCo in terms of market place, total assets, net income, market capitalization and shareholder return. The companies were Bank of Marin Bancorp, Heritage Commerce Corp., Sierra Bancorp Inc., Westamerica Bancorporation, Wilshire Bancorp, Farmers and Merchants Bancorp, BBCN Bancorp; Bofi Holding, Cardinal Financial Corp, Cobiz Financial, Enterprise Services, Guaranty Bancorp, Washington Banking Company, First National Bank of Alaska and West Coast Bancorp.

Surveys prepared by management are also used periodically to ensure that TriCo is maintaining its labor market competitiveness. These surveys compare our compensation programs to the compensation programs of similarly-sized bank holding companies located in California.

Compensation Program Components

The compensation program for our executives consists of three fundamental components:

•	base salary,

•	annual performance-based incentive compensation consisting of a cash bonus, and

•	long-term incentive compensation composed of equity-based awards intended to reward executives for the enhancement of shareholder value and promote retention.

This program enables us to tie executive compensation to TriCo’s performance, reward individual performance and attract and retain a highly-qualified executive management team. As a result, the Committee believes that this program best serves the interests of TriCo and our shareholders. The particular elements of our compensation programs are set forth below. Each executive’s current and prior compensation is considered in setting future compensation.

A percentage of total compensation is allocated to incentives as a result of our philosophy. We have no pre-established policy or target for the allocation between either cash and non-cash, or short- and long-term, incentive compensation. Based on the summary compensation table on page 20, compensation for the named executive officers in 2012 and 2011 was allocated as follows (excluding the change in pension value and nonqualified deferred compensation earnings):

	Mix of Total Compensation
	2012	2011
Base salaries	53.8%	50.6%
Short-term incentives (annual incentive bonuses)	12.6%	11.2%
Long-term incentives (stock options)	27.3%	32.7%
Benefits	6.3%	5.5%

	100.0%	100.0%

Base Salaries

The Committee reviews base salaries annually to align them with market and industry levels as appropriate and after taking into account TriCo’s general financial performance and the executive’s responsibilities, experience and future potential. The Committee seeks to establish base salaries that are within the range of salaries for persons holding similarly responsible positions at other peer company banks and bank holding companies with an emphasis placed on those located in California. Specific criteria considered in Mr. Smith’s 2012 performance were the bank’s performance to budget, asset growth, loan quality, loan growth, deposit pricing, net interest margin, capital management, bank compliance with rules, regulations, and bank safety and soundness. In addition, the Committee considered other meaningful bank objectives including the acquisition of Citizen’s Bank of Northern California. As a result of the Committee’s performance evaluation Mr. Smith’s salary was increased 2% from $498,202 in 2012 to $508,165.76 for 2013. Mr. Smith did not receive a salary adjustment in 2009, 2010 or 2011. He received 3% in 2012.

Based upon guidance provided by Radford and additional information captured through a variety of sources including Watson Wyatt, California Bankers Association and Mercer Human Resources Consulting regarding market ranges for salaries of equivalent positions at peer group companies, we believe that we compensate our executives equitably when compared to competitive companies in that peer group.

Annual Incentive Bonuses

It is the Committee’s objective to have a substantial portion of each executive’s compensation contingent upon TriCo’s performance as well as upon the executive’s own level of performance and contribution toward TriCo’s performance. We utilize annual cash bonuses to align executive compensation with our business objectives and TriCo’s performance. Placing an emphasis on incentive compensation is consistent with our philosophy of rewarding executives for TriCo’s performance.

CEO Incentive Plan.

Under our CEO Incentive Plan approved in May 2010, Mr. Smith was eligible to receive an annual incentive bonus if certain budgeted corporate goals were achieved. The goals included measurements for performance to budget, asset growth, loan quality, loan growth, deposit pricing, net interest margin, capital management, bank compliance with rules, regulations, and bank safety and soundness. The potential incentive bonus for Mr. Smith’s performance in 2012 ranged from 0% to 100% of his base salary. If TriCo achieved less than 90% of its budgeted corporate goals, Mr. Smith would not be eligible for a bonus. If TriCo achieved substantially all of the following corporate goals, Mr. Smith would be eligible for a bonus of up to 50% of his annual salary. If TriCo achieved 120% or more of these budgeted corporate goals, Mr. Smith would be eligible for a bonus of up to 100% of his annual salary. The Committee retained discretion regarding the determinations as to whether TriCo reached these goals. In 2012, the company’s net income increased to $1.18 per diluted share, a 2% increase over 2011; loans and leases grew $14 million or 1%, provisions for loan losses decreased 59% year over year and net charge-offs declined by 36%. In March 2013, the Committee determined that the company had achieved substantially all of the corporate goals, allowing for a payout of the target 50% of annual salary, and that a payout was warranted; however, the Committee utilized its discretion to hold back a portion of Mr. Smith’s bonus and awarded him an incentive bonus for 2012 of $149,461, or 30% of his annual salary.

For 2012 performance, the Committee has determined that Mr. Smith’s potential incentive bonus will range from 0% to 100% with a target of 50% of his base salary depending on TriCo’s achievement of budgeted corporate performance goals, personal leadership traits and other items such as results of examinations and audits. The following table shows the historical target and actual payout percentages:

	2008	2009	2010	2011	2012
Target %	65%	65%	50%	50%	50%
Company Performance	<90%	<90%	<90%	>90%	>90%
Actual %	0%	0%	0%	30%	30%

Other Executives. The Committee may provide incentive compensation to our other executives in the form of an annual cash bonus. For 2013, the Committee determined that the incentive bonus compensation for our other executives would be based on the achievement of a combination of goals and targets that take into account both TriCo’s performance and that of the executives individually. Although the achievement of certain financial objectives as measured by TriCo’s earnings was considered in determining incentive bonus compensation, other subjective and less quantifiable criteria were also considered. In March of 2013, the Committee considered the company’s 2012 financial performance and the specific achievements of our executives that are expected to affect our future earnings and performance or that had an identifiable impact on the prior year’s results and based primarily on the company’s 2012 financial performance and with consideration of the continued uncertainty in the market, the Committee determined that bonuses would be awarded to other named executive officers for their performances in 2012. The Committee paid bonuses of 20% of annual salary to five bank executives based upon their individual and company performance metrics.

Equity Compensation

The Committee provides long-term incentive compensation to our executive officers through the grant of stock options under our equity incentive plans described beginning on page 22. In accordance with our philosophy, the use of equity compensation is intended to provide incentives to our executive officers to work toward the long-term growth of TriCo by providing them with an award that will increase in value only to the extent that the value of our common stock increases. Since the value awards under our equity incentive plan bears a direct relationship to TriCo’s stock price, the Committee believes it is an effective long-term incentive to create value for shareholders and appropriately align the interests of our executives with the interest of our shareholders. The grant of equity awards also serves as a long-term retention incentive for our executives because equity awards are generally subject to vesting schedules of four or five years.

Equity awards are made at regular Committee meetings. The effective date for all grants is the date that the Committee approves the grant and all key terms have been determined. The Committee generally grants stock options to our executives, including the chief executive officer, on the date of our annual shareholders’ meeting each year. The Committee may also grant stock options and other types of awards in its discretion in connection with the hiring of a new executive officer or other employee or to address other special circumstances. The exercise price for stock option grants is determined by reference to the last quoted price per share on the Nasdaq Global Select Market at the close of business on the date of grant. Our annual shareholders meeting typically occurs within four weeks after the official announcement of our first quarter results so that the stock option exercise price will reflect a fully informed market price. Each option grant allows the executive to acquire shares of common stock over the term of the option, typically ten years, subject to vesting. Accordingly, the option will provide a return to the executive only if the market price of the shares appreciates over the option term. Our trading policies prohibit our executive from short-selling or otherwise hedging against decreases in the trading price of our common stock.

In 2012, the company granted equity awards to the chief executive officer and the other named executive officers as reported under “Grants of Plan-based Awards for 2012” on page 28. The number of options and other awards granted each year by the Committee to an executive is not set, but is based on a subjective evaluation of:

•	the perceived incentive that the grant will provide,

•	the executive’s prior performance and level of responsibility,

•	the benefit that the grant may have on long-term shareholder value, and

•	the value of the stock option at the time of grant.

The Committee views the grant of options and other equity awards as a retention device and therefore also reviews the status of vesting and the number of vested versus unvested awards held by an executive at the time of grant and the annual grants made to executives at our peer group companies. Further, the Committee delayed the 2012 grant date until the end of the year to ensure TriCo’s financial results warranted the equity award. The Committee also reviewed alternative equity vehicles, but believed stock options were still the most appropriate because the Committee wanted to ensure alignment between potential compensation to the executive with shareholder value creation. In addition, since stock options do not benefit from dividend payments prior to exercise, the total return to shareholders has to exceed the dividend yield before executives gain any value.

Stock Ownership and Retention Policies

We believe that key executives should have significant stake in the performance of the company’s stock, to align their decisions with creating shareholder value and to minimize negative market perceptions caused by excessive insider sales of Company shares. Our Stock Ownership Guidelines Policy (posted on our website) requires directors and executive officers to accumulate a meaningful position in Company shares. Our Board adopted the ownership requirement and tied it to a multiple of base salary for the executive officers and a multiple of retainer, as noted below:

Position	Minimum Ownership (multiple of base salary)
Chief Executive Officer	3.0
Executive Vice Presidents	1.5

Directors	Minimum Ownership (multiple of director compensation)
Outside Director	3.0

Under this policy, share ownership is determined from the totals on Table 1 of SEC Form 4, which includes unvested RSAs and shares in which beneficial ownership is disclaimed, but outstanding vested stock options that are in the money are included based on the intrinsic value converted to an equivalent number of full shares (i.e., net of exercise price). Compliance with share ownership guidelines is reviewed annually by the Nominating and Corporate Governance Committee. This minimum ownership must be achieved within five years after any new officer or director takes office (or within five years of the adoption of this policy for existing officers and directors).

Other Elements of Compensation and Perquisites

In order to attract and retain talented executives who will focus on achieving TriCo’s long-term goals, we provide to our executives, including Mr. Smith, the following benefits and perquisites:

Supplemental Executive Retirement Plan. TriCo maintains a supplemental executive retirement plan described at “Compensation of Named Executive Officers—Pension Benefits,” which provides our executives with benefits upon their retirement or upon the termination of employment with 24 months of a change of control.

Deferred Compensation Plan. TriCo maintains a nonqualified, unsecured and unfunded executive deferred compensation plan, which is described at “Compensation of Named Executive Officers—Nonqualified Deferred Compensation.” This plan provides our executives with the opportunity to defer all or part of their salaries and bonuses until retirement, earlier termination from employment or death, in addition to any discretionary contribution or reoccurring contribution that we credit to his account. All amounts are credited with interest and are paid in the form and at the time elected by the executive, generally after the executive’s cessation of employment.

Change of Control Agreements. The change of control agreements described beginning on page 32 protect income for our executives who would likely be involved in decisions regarding, and the successful implementation of, a merger or acquisition and would be at risk for a job loss if a change of control occurs. The Committee believes it was important to adopt such agreements in order to provide an incentive for executives to remain employed with TriCo throughout the turmoil and uncertainty that an unsolicited tender offer or merger can cause. Such continuity in leadership benefits both our shareholders and employees. These agreements enable the executives to make decisions that are in the best interests of our shareholders without being distracted or influenced in the exercise of his business judgment by personal concerns. Change of control agreements are typically offered to executives in the marketplace and thus are necessary to attract and retain executives as well as protect shareholders’ interests. A change of control will also accelerate the vesting of all of the executives’ outstanding options and accelerate benefits under some of our benefit plans as described at “Compensation of Named Executive Officers—Potential Payments Upon Termination and Change of Control.”

ESOP Contributions. TriCo makes yearly contributions to each executive’s account under our employee stock ownership plan described at “Compensation of Named Executive Officers—ESOP.”

Defined Contribution Plan. TriCo offers a 401(k) savings plan to all eligible employees as described at “Compensation of Named Executive Officers—401(k).”

Medical Insurance. TriCo provides to each executive and their family such health, dental and vision insurance coverage as TriCo may from time to time make available to its other executives of the same level of employment. TriCo pays a portion of the premiums for this insurance for all employees.

Life and Disability Insurance. TriCo provides each officer such disability and/or life insurance as TriCo in its sole discretion determines from time to time to make available.

Other. TriCo makes available certain other perquisites to executives such as country club memberships and automobile allowances which are listed in the perquisites and personal benefits table on page 21. Although TriCo allows its executives officers and directors to utilize TriCo’s corporate airplane for personal use in limited circumstances, TriCo requires its executive officers and directors to reimburse TriCo for such personal use on an operating cost per flight hour which is predetermined each year. The hourly reimbursement rate represents the aggregate incremental cost to TriCo for such personal use and takes into account items such as maintenance and repair, operating expenses, the pilot’s salary, landing and ramp fees, fuel costs, airport taxes and crew travel expenses.

Revenue Code Section 162(m)

The Committee considers the potential impact of section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the chief executive officer and the other senior executive officers, other than performance based compensation that is approved by the shareholders of the corporation and that meets certain other technical requirements. For stock option grants, Section 162(m) requires that the grant be made by a compensation Committee comprised of at least two “outside directors” (as defined in the Treasury regulations), that the option exercise price be not less than the fair market value of the stock at the time of grant, that the option plan states the maximum number of shares with respect to which options may be granted to any employee in a specified period, and that the plan be approved by shareholders. We believe that our 2009 equity incentive plan satisfies these requirements so that any compensation paid in connection with the exercise of options granted under the plan will qualify as performance-based compensation. Therefore, awards granted under the 2009 plan should not be subject to the $1 million deduction limitation in most cases. Certain options granted under our 2001 stock option plan may not meet these requirements and it is therefore possible that an executive officer’s exercise of such options, either alone or combined with other compensation, could cause his annual compensation to exceed 162(m)’s limit for deductibility. The Board has determined that no further awards will be granted under the 2001 stock option plan. Otherwise, based on current levels of compensation, no executive is expected to receive compensation for 2012 services that would be non-deductible under Section 162(m) of the Internal Revenue Code.

TriCo’s policy is to generally qualify compensation paid to executive officers for deductibility under the Internal Revenue Code including Section 162(m), but reserves the right to pay compensation that is not deductible. Based on current levels of compensation, and except as described above, no executive officer is expected to receive compensation for 2012 services that would be non-deductible under section 162(m) of the Internal Revenue Code.

Summary

The Committee believes that our philosophy of aligning compensation with TriCo’s performance and individual superior performance was met and that the compensation for our executive officers has been competitive and comparable to the compensation received by executive officers of similarly-sized banks located in the western United States. In addition, TriCo’s executive compensation philosophy and programs support our overall objective to enhance shareholder value through profitable management of TriCo’s operations. The Committee is firmly committed to the ongoing review and evaluation of our executive compensation program.

REPORT OF THE COMPENSATION

AND MANAGEMENT SUCCESSION COMMITTEE

To Our Shareholders:

The compensation and management succession committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with TriCo’s management. Based on such review and discussion, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

This report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A promulgated by the Commission or Section 18 of the Securities Exchange Act of 1934, as amended.

Respectfully submitted:

William J. Casey (Chairman)

Craig S. Compton

John S. A. Hasbrook

Michael Koehnen

W. Virginia Walker

REPORT OF THE AUDIT COMMITTEE

To Our Shareholders:

The Board has affirmatively determined that all members of TriCo’s audit committee are independent directors as required by the Nasdaq listing standards and the special standards established by the Securities and Exchange Commission. The committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of TriCo’s accounting, the system of internal controls established by management, auditing and reporting practices. The responsibilities of the committee are described at “Corporate Governance, Board Nomination and Board Committees—Board Committees” and are set forth in its charter, a copy of which can be found on our website.

Management is responsible for internal controls and the financial reporting process, including the system of internal controls. Crowe Horwath, LLP, our principal independent auditor in 2012, was responsible for expressing an opinion on the conformity of TriCo’s audited consolidated financial statements with generally accepted accounting principles. The audit committee monitors these processes and reports its findings to the full Board. The committee has reviewed and discussed TriCo’s audited consolidated financial statements with management and Crowe Horwath. The committee has also discussed with Crowe Horwath the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (communication with audit committees).

The audit committee has reviewed and implemented the provisions of the Sarbanes-Oxley Act, the rules of the Securities and Exchange Commission and the Nasdaq listing standards. The committee may also engage independent legal counsel to review assets and make recommendations on procedures required by the Sarbanes-Oxley Act. At regular meetings in 2012 and 2013, the committee met with Crowe Horwath, TriCo’s chief executive officer and the director of the internal audit department to review:

•	overall audit scope and plans,

•	results of internal and external audit examinations,

•	TriCo’s audited consolidated financial statements,

•	management’s discussion and analysis of financial condition and results of operations contained in TriCo’s quarterly and annual reports,

•	evaluations of TriCo’s internal controls by Crowe Horwath, and

•	the quality of TriCo’s financial reporting.

The audit committee considered the need to ensure the independence of TriCo’s auditors while recognizing that in certain situations Crowe Horwath may possess the expertise and be in the best position to advise TriCo on issues other than auditing and accounting. All audit services and fees payable to our principal independent auditor for audit services must be pre-approved by the committee. The committee’s charter requires that any other services, including any permitted non-audit services, must also be pre-approved by the committee. The committee then communicates its approval to management. All services performed by Crowe Horwath during 2012 were pre-approved by the committee.

The committee received from Crowe Horwath the written disclosures and the letter required by federal securities laws administered by the U.S. Securities and Exchange Commission and Public Company Accounting Oversight Board Rule 3526 (independence discussions with audit committees), and the committee discussed with Crowe Horwath their independence. The audit committee considered the effect that provision of services unrelated to audit services may have on the independence of Crowe Horwath. These fees amounted to 7.3% of the total fees earned by Crowe Horwath in 2012 as indicated on page 49. The committee approved these services and determined that those services were compatible with maintaining the independence of Crowe Horwath as TriCo’s principal auditor in 2012.

Based on the audit committee’s review and discussions with management and Crowe Horwath referenced in this report, the audit committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in TriCo’s annual report on Form 10-K for the year ending December 31, 2012, for filing with the Securities and Exchange Commission.

Respectfully submitted:

Donald J. Amaral (Chairman)

William J. Casey

Cory W. Giese

John S. A. Hasbrook

Carol Taresh

W. Virginia Walker

PRINCIPAL INDEPENDENT AUDITOR

Ratification of the Audit Committee’s Selection of Crowe Horwath LLP

Our audit committee has selected the firm of Crowe Horwath LLP as our principal independent auditor for 2013. Crowe Horwath has served as our principal independent auditor for 2012 after being engaged by our audit committee on June 19, 2012. Representatives of Crowe Horwath will be present at the meeting and will have the opportunity to make a statement and to answer appropriate questions.

If shareholders fail to ratify the appointment of Crowe Horwath, the audit committee will reconsider whether or not to retain that firm. Even if appointment is ratified, the audit committee in its discretion may direct the appointment of a different principal independent auditor at any time.

The affirmative vote of a majority of those shareholders present and voting will ratify the selection of Crowe Horwath as our principal independent auditor.

Change in Principle Independent Auditor

On June 13, 2012, our audit committee dismissed our principal independent auditor, Moss Adams LLP and engaged the services of Crowe Horwath as our new principal independent auditor for the year ended December 31, 2012. During the years ended December 31, 2010 and 2011, and the following interim period through June 13, 2012, we did not consult with Crowe Horwath regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

During the years ended December 31, 2010 and 2011, and the following interim period through June 13, 2012, there were no disagreements between TriCo and Moss Adams on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Moss Adams’s satisfaction, would have caused Moss Adams to make reference to the subject matter of the disagreement in connection with its reports on our financial statements for such periods. Also, none of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within the two most recent years ended December 31, 2010 and 2011 or within the following interim period through June 13, 2012.

The audit reports of Moss Adams on our consolidated financial statements as of and for the years ended December 31, 2010 and 2011 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. We requested Moss Adams to furnish us with a letter addressed to the Securities and Exchange Commission stating whether they agreed with the above statements. A copy of that letter was filed with the Commission on a Form 8-K filed on June 19, 2012.

Audit Fees, Audit-related Fees, Tax Fees and All Other Fees

The following table shows all of the fees charged by Crowe Horwath during 2012 and by Moss Adams during 2012 and 2011.

	Crowe Horwath: 2012	Moss Adams: 2012	Moss Adams: 2011
Audit fees(1)	$297,000	$237,588	$351,614
Audit-related fees(2)	9,500	31,539	34,427
Tax fees	24,300	$27,000	41,672
All other fees	0	0	0

Total	$330,800	$296,127	$427,713

(1)	For auditing our annual consolidated financial statements and our interim financial statements in our reports filed with the Securities and Exchange Commission and auditing our internal controls over financial reporting and management’s assessments of those controls.
(2)	For accounting and auditing consultation services, audits of our employee benefit plans, assistance with registration statements filed with the Securities and Exchange Commission and audits of separate subsidiary financial statements.

OTHER INFORMATION

Financial Materials

Shareholders may request free copies of our financial materials (annual report, Form 10-K and proxy statement) from TriCo Bancshares, 63 Constitution Drive, Chico, California 95973, Attention: Corporate Secretary. These materials may also be accessed on our website at www.tricountiesbank.com under “investor information.”

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors, executive officers and some other shareholders are required to report their ownership of our common stock and any changes in that ownership to the Securities and Exchange Commission and Nasdaq. To the best of our knowledge, all required filings in 2012 were timely made. In making these statements, we have relied on the representations of the persons involved and on copies of their reports filed with the Commission.

How to Contact the Board

Shareholders may direct questions to the independent lead director by sending an e-mail to leaddirector@tricountiesbank.com. All communications required by law or regulation to be relayed to the Board will be promptly delivered to the lead director. The lead director monitors these messages and replies appropriately. The lead director for 2013 is Mr. Casey. We also encourage shareholders to attend the annual meeting to ask questions of directors concerning TriCo.

Employees and others may confidentially or anonymously report potential violations of laws, rules, regulation or our code of business conduct, including questionable accounting or auditing practices, by calling our hotline at (866) 519-1882. Employee comments will be promptly delivered to the chairman of the audit committee, Mr. Amaral.

C123456789 IMPORTANT ANNUAL MEETING INFORMATION 000004 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINESACKPACK000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE Electronic Voting Instructions DESIGNATION (IF ANY) Available 24 hours a day, 7 days a week! ADD 1 ADD 2 Instead of mailing your proxy, you may choose one of the voting ADD 3 methods outlined below to vote your proxy. ADD 4 VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. MMMMMMMMM ADD 5 Proxies submitted by the Internet or telephone must be received by ADD 6 11:59 PM Eastern Time, on May 8, 2013. VOTE BY INTERNET • Go to www.envisionreports.com/tcbk • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website VOTE BY TELEPHONE • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Annual Meeting Proxy Card 1234 5678 9012 345 qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR ALL” ON PROPOSAL 1 AND “FOR” PROPOSALS 2, 3 AND 4 Using a black ink pen, 1. To elect as directors the following nine nominees: mark your votes with an X + as shown in this example. 01 - William J. Casey 02 - Donald J. Amaral 03 - L. Gage Chrysler III 04 - Craig S. Compton 05 - Cory W. Giese 06 - John S. A. Hasbrook Please do not write outside the designated 07 - Michael W. Koehnen 08 - Richard P. Smith 09 - W. Virginia Walker areas. Mark here to vote Mark here to WITHHOLD For All EXCEPT - To withhold authority to vote for any X FOR all nominees vote from all nominees nominee(s), write the name(s) of such nominee(s) below. For Against Abstain For Against Abstain 2. Amendment to the Company’s 2009 equity incentive plan. 4. Ratification of the selection of Crowe Horwath LLP as the company’s independent auditor. 3. Advisory approval of the Company’s executive compensation. B Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMM1UPX 1 5 4 1 4 3 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2012 Annual Report to Shareholders are available at: www.envisionreports.com/tcbk qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — TRICO BANCSHARES Annual Meeting of Shareholders – May 9, 2013 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Richard P. Smith and Richard O’Sullivan, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of TriCo Bancshares common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2013 Meeting of Shareholders of the company to be held May 9, 2013 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting. (Continued and to be marked, dated and signed, on the other side)